UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
  ___________________________________
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
EVOLUS, INC.
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Evolus, Inc.
520 Newport Center Drive, Suite 1200
Newport Beach, CA 92660
April 25, 2025
Dear Stockholder:
It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Evolus, Inc. which will be held on June 5, 2025, at 8:00 a.m., Pacific Time (the “Annual Meeting”). This year’s Annual Meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EOLS2025 and entering the control number included in the Notice of Internet Availability, proxy card or voting instruction form that you receive. You will not be able to attend the Annual Meeting in person.
During the Annual Meeting, stockholders will be asked to consider proposals for (i) election of two Class I directors, (ii) ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025, and (iii) approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement.
These items of business are more fully described in the Proxy Statement accompanying this Notice of Internet Availability of Proxy Materials.
We are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our stockholders over the Internet. This e-proxy process expedites the delivery of proxy materials to our stockholders, lowers our costs and reduces the environmental impact of the Annual Meeting. Today, we are sending to each of our stockholders who has not elected an alternative means of delivery a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement for the Annual Meeting and our 2024 Annual Report to Stockholders, as well as how to vote via proxy either by telephone or over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions to allow you to request copies of the proxy materials to be sent to you by mail. Stockholders who have elected to receive copies of our proxy materials delivered via mail or e-mail will be receiving the Proxy Statement, a proxy card and the 2024 Annual Report by mail or e-mail, as applicable.
It is important that you vote your shares of common stock at the Annual Meeting or by proxy, regardless of the number of shares you own. You will find the instructions for voting on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Please refer to the additional logistical details and recommendations in the accompanying Proxy Statement. You may log-in on the virtual platform beginning at 7:45 a.m. Pacific Time, on June 5, 2025. We appreciate your prompt attention.
The board of directors invites you to attend the Annual Meeting virtually via live webcast so that management can answer your questions. Thank you for your support, and we look forward to the Annual Meeting.
Sincerely,
David Moatazedi
President and Chief Executive Officer

Evolus, Inc.
520 Newport Center Drive, Suite 1200
Newport Beach, CA 92660
Notice of Annual Meeting of Stockholders
Evolus, Inc., a Delaware corporation (“Evolus”), will hold its 2025 Annual Meeting of Stockholders (the “Annual Meeting”) on June 5, 2025, at 8:00 a.m., Pacific Time. This year’s Annual Meeting will be a virtual meeting via live webcast on the Internet. You will be able to virtually attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EOLS2025 and entering the control number included in the Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) or proxy card that you receive. You will not be able to attend the Annual Meeting in person.
The purposes for the Annual Meeting are to consider and vote upon the following items:
1.Election of David Gill and Albert White III as Class I directors to serve until Evolus’ 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.Ratification of the appointment of Ernst & Young LLP as Evolus’ independent registered public accounting firm for the year ending December 31, 2025; and
3.Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice of Internet Availability.
At the Annual Meeting, we will also consider such other matters as properly come before the Annual Meeting or any postponement or adjournment thereof.
The accompanying Proxy Statement more fully describes these matters and we urge you to read the information contained in the Proxy Statement carefully.
The board of directors has fixed the close of business on April 14, 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
Whether or not you expect to attend the Annual Meeting via live webcast, please submit a proxy as soon as possible to instruct how your shares are to be voted at the Annual Meeting. A stockholder may submit a proxy by following the instructions set forth on the Notice of Internet Availability or proxy card.
If you participate in and vote your shares at the Annual Meeting, your previous proxy, if any, will not be used. If you are a beneficial owner of your shares, you should have received a voting instruction form from the broker, bank or other nominee holding your shares. You should follow the instructions in the voting instruction form provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares.
A list of all stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices at 520 Newport Center Drive, Suite 1200, Newport Beach, California 92660, for ten days before the Annual Meeting, and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/EOLS2025 by using the control number on your Notice of Internet Availability, proxy card or voting instruction form.
On behalf of the board of directors,
David Moatazedi
President and Chief Executive Officer
Newport Beach, California
April 25, 2025

Important Notice Regarding Availability of Proxy Materials for Annual Meeting to be Held on June 5, 2025, at 8:00 a.m., Pacific Time at www.virtualshareholdermeeting.com/EOLS2025:

Evolus’ Notice of Annual Meeting of Stockholders, Proxy Statement and
2024 Annual Report to Stockholders are available at www.proxyvote.com.

Evolus, Inc.
520 Newport Center Drive, Suite 1200
Newport Beach, CA 92660
Proxy Statement dated April 25, 2025
2025 Annual Meeting of Stockholders
Evolus, Inc., a Delaware corporation (“Evolus,” the “Company” or “we”), is furnishing this Proxy Statement and related proxy materials in connection with the solicitation by its board of directors of proxies to be voted at its 2025 Annual Meeting of Stockholders (the “Annual Meeting”) and any postponement or adjournment thereof. Evolus is providing these materials to the holders of record of its common stock, $0.00001 par value per share, as of the close of business on the record date of April 14, 2025 (“Record Date”) and is first mailing the materials on or about April 25, 2025.
The Annual Meeting is scheduled to be held as follows:

Date:	June 5, 2025
Time:	8:00 a.m., Pacific Time
Webcast Address:	www.virtualshareholdermeeting.com/EOLS2025
You will not be able to attend the Annual Meeting in person.

Your vote is important.
Please see the detailed information that follows in the Proxy Statement.

Website References
Throughout this Proxy Statement, we make references to additional information available on our corporate website at investors.evolus.com. All references to our website are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the Securities and Exchange Commission.

2025 Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. References in this Proxy Statement to “Evolus,” and to “we,” “us,” “our” and similar terms, refer to Evolus, Inc.
Annual Meeting of Stockholders

Time and Date	8:00 a.m., Pacific Time, on June 5, 2025
Live Webcast Address	www.virtualshareholdermeeting.com/EOLS2025
Record Date	Close of business on April 14, 2025
Voting	Stockholders will be entitled to one vote for each outstanding share of common stock they hold of record as of the Record Date.
Total Votes Per Proposal	64,470,589 votes, based on 64,470,589 shares of common stock outstanding as of the Record Date.
Annual Meeting Agenda

Proposal	Board Recommendation
Election of David Gill and Albert White III as Class I directors to serve until the Company’s 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified.	FOR ALL
Ratification of appointment of the Company’s independent registered public accounting firm for 2025.	FOR
Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement.	FOR
How to Cast Your Vote
You can vote by any of the following methods:

Submit a proxy or voting instructions until 11:59 p.m., Eastern Time, on June 4, 2025	Vote at the Annual Meeting on June 5, 2025
Internet: From any web-enabled device: www.proxyvote.com Telephone: 1-800-690-6903 Mail: Completed, signed and returned proxy card or voting instruction form	Online: Vote during the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/EOLS2025
Proposal 1 — Election of Directors
As the first proposal, we are asking stockholders to elect David Gill and Albert White III, each of whom currently serve as members of the board of directors, as Class I directors to serve until the Company’s 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified. Stockholders may vote “For All” the director nominees or may vote “Withhold All” or “For All Except” to withhold the voting of their shares from one or more of the director nominees.

The following information pertains to each director nominee as of April 18, 2025.

		Director Since		Experience/	Independent		Committee	Other Current Public
Name	Age		Occupation	Qualifications	Yes	No	Memberships	Company Boards
David Gill	70	2018	Former Chief Financial Officer	● Industry ● Leadership	☑		● Audit (Chair) ● Compensation (Chair)	● Y-mAbs Therapeutics, Inc.
Albert White III	55	2024	President & Chief Executive Officer of The Cooper Companies, Inc.	● Industry ● Leadership	☑		● Compensation	● The Cooper Companies, Inc.
Board Representation
Board Diversity
We consider diversity, including diversity of age, gender, international background, ethnicity and specialized experience, in identifying director nominees and view diversity characteristics as meaningful factors to consider, but do not have a formal diversity policy.

Proposal 2 — Ratification of Appointment of Independent Auditor for 2025
We are asking stockholders to ratify the audit committee’s appointment of Ernst & Young LLP as Evolus’ independent registered public accounting firm for the year ending December 31, 2025. Stockholders may vote “For,” “Against” or “Abstain” from voting on this proposal.
Proposal 3 — Advisory Approval of Named Executive Officer Compensation (the “Say-on-Pay Proposal”)
We are asking stockholders to consider a proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement. Stockholders may vote “For,” “Against” or “Abstain” from voting on this proposal.

Virtual Annual Meeting
This year the Company’s Annual Meeting of Stockholders, or the Annual Meeting, will be held virtually on June 5, 2025 via live audio webcast. You will not be able to attend the Annual Meeting in person. Stockholders of record will be able to attend the Annual Meeting, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/EOLS2025 and entering the control number included in the Notice of Internet Availability of Proxy Materials, or the Notice of Internet Availability, the proxy card or voting instruction form that you receive. The Annual Meeting webcast will begin promptly at 8:00 a.m., Pacific Time. We encourage you to access the Annual Meeting webcast prior to the start time, as early as 7:45 a.m., Pacific Time.
Benefits of a Virtual Annual Meeting
•We believe a virtual-only meeting format facilitates better stockholder attendance and participation by enabling all stockholders to participate fully, equally and without cost, using an Internet-connected device from any location around the world.
•Our board of directors annually considers the appropriate format of our annual meeting of stockholders. Our board of directors believes that hosting a virtual annual meeting of stockholders is in our best interest and the best interest of our stockholders and enables increased stockholder attendance and participation. Furthermore, our board of directors has determined that hosting a virtual annual meeting of stockholders will provide expanded access, improved communication, and cost savings.
•Stockholders of record and beneficial owners as of the close of business on April 14, 2025 (the “Record Date”), will have the ability to submit questions directly to our management and board of directors and vote electronically at the Annual Meeting via the virtual-only meeting platform, with procedures designed to ensure the authenticity and correctness of your voting instructions.
•We believe that the virtual-only meeting format will give stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that these measures will enhance stockholder access and encourage participation and communication with our board of directors and management.
Attendance at the Virtual Annual Meeting
•All stockholders of our common stock as of the Record Date will be able to attend the Annual Meeting, vote and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/EOLS2025 and entering the control number included in the Notice of Internet Availability or the proxy card that you receive. Members of the public will also be permitted to attend the meeting, but will not be permitted to ask questions during the meeting.
•If you were a stockholder as of the Record Date, you may vote shares held in your name as the stockholder of record or shares for which you are the beneficial owner but not the stockholder of record electronically during the Annual Meeting through the online virtual Annual Meeting platform by following the instructions provided when you log in to the online virtual Annual Meeting platform.
•We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 7:45 a.m., Pacific Time, and you should allow ample time for the check-in procedures.
•We will have technicians ready to assist with any technical difficulties you may have accessing the Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the online virtual Annual Meeting platform, including any difficulties with your control number or submitting questions, please call 1-800-586-1548 (toll free) or 303-562-9288 (international) or the technical support number that will be posted on the virtual Annual Meeting log-in page.
If we experience technical difficulties at the Annual Meeting and are not able to resolve them within a reasonable amount of time, we will adjourn the Annual Meeting to a later date and will provide notice of the date and time of such adjourned meeting at www.virtualshareholdermeeting.com/EOLS2025 and on a Current Report on Form 8-K that we will file with the SEC. For additional information on how you can attend any postponement or adjournment of the Annual Meeting, see “Questions and Answers About the Annual Meeting—What happens if the Annual Meeting is postponed or adjourned” below.
Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Questions at the Virtual Annual Meeting
•Stockholders will have the opportunity to submit questions to our board of directors and management beginning at 7:45 a.m., Pacific Time, on the date of the Annual Meeting by following the instructions on the online virtual Annual Meeting platform.
•Following the presentation of all proposals at the Annual Meeting, we will spend up to 15 minutes answering as many stockholder-submitted questions that comply with the Rules of Conduct of the Annual Meeting, which will be posted on the online virtual Annual Meeting platform. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
YOU WILL NOT BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON

Questions and Answers about the Annual Meeting
Q:    When and where will the Annual Meeting be held?
A:    The Annual Meeting will be held virtually on June 5, 2025 via live audio webcast at www.virtualshareholdermeeting.com/EOLS2025. You will not be able to attend the Annual Meeting in person. The Annual Meeting webcast will begin promptly at 8:00 a.m., Pacific Time. See “Virtual Annual Meeting” above for further information about our virtual Annual Meeting. The use of cameras, recording devices, cell phones, and other electronic devices is strictly prohibited during the Annual Meeting.
Q:    What materials have been prepared for stockholders in connection with the Annual Meeting?
A:    We are furnishing you and other stockholders of record with the following proxy materials, which we refer to as the proxy materials:
•our Annual Report on Form 10‑K for the fiscal year ended December 31, 2024 (including our audited consolidated financial statements), which we refer to as the 2024 Annual Report;
•this Proxy Statement for the Annual Meeting, which we refer to as this Proxy Statement and which also includes a letter from our President and Chief Executive Officer to stockholders, and a Notice of 2025 Annual Meeting of Stockholders; and
•a Notice of Internet Availability or a proxy card, each of which includes a control number for use in submitting proxies.
These materials were first mailed or otherwise furnished to stockholders on or about April 25, 2025.
If, in accordance with the instructions provided in the Notice of Internet Availability, you request or in the past have requested a printed set of proxy materials, you will receive by mail, at no charge, printed copies of the 2024 Annual Report, this Proxy Statement, a proxy card or voting instruction form for the Annual Meeting and a pre-addressed envelope to be used to return the completed proxy card or voting instruction form.
If, in accordance with the instructions provided in the Notice of Internet Availability, you request or in the past have requested that a set of proxy materials be e-mailed to you, you will receive by e-mail, at no charge, electronic copies of the 2024 Annual Report and this Proxy Statement.
Q:    Why was I mailed a Notice of Internet Availability rather than a printed set of proxy materials?
A:    In accordance with rules adopted by the Securities and Exchange Commission, or SEC, we are furnishing the proxy materials to stockholders who have not previously elected to receive our proxy materials by mail or e-mail by providing access via the Internet, instead of mailing printed copies. This process expedites the delivery of proxy materials to our stockholders, lowers our costs and reduces the environmental impact of the Annual Meeting. The Notice of Internet Availability tells you how to access and review the proxy materials on the Internet and how to vote on the Internet. It also provides instructions you may follow to request paper or e-mailed copies of the proxy materials.
Q:    Are the proxy materials available via the Internet?
A:    Yes. You can access and review the proxy materials for the Annual Meeting at www.proxyvote.com. In order to submit your proxy or voting instructions, however, you will need to refer to the Notice of Internet Availability sent to you or the proxy card or voting instruction form mailed to you to obtain your control number and other personal information needed to vote your shares.
Q:    What is a proxy?
A:    The term “proxy,” when used with respect to stockholder, refers to either a person or persons legally authorized to act on the stockholder’s behalf or a format that allows the stockholder to vote without being physically present at the Annual Meeting. We are soliciting proxies from each stockholder of record as of the Record Date for the Annual Meeting to allow their shares to be voted at the Annual Meeting if they are not able to attend and vote at the Annual Meeting. For stockholders whose shares are held in street name, meaning those shares are registered in the name of the stockholders’ broker, bank or other nominee, those stockholders will instead receive a request for voting instructions, which will authorize the broker, bank or other nominee holding the stockholders’ shares to submit a proxy in accordance with the stockholders’ voting instructions to authorize the voting of the shares at the Annual Meeting.
Because it is important that as many stockholders as possible be represented at the Annual Meeting, the board of directors is asking that you review this Proxy Statement carefully and then vote by following the instructions set forth on the Notice of Internet Availability, the proxy card or voting instruction form. We recommend that you submit a proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you are unable to attend the Annual Meeting.  David Moatazedi and Jeffrey Plumer have each been designated as proxy holders and will be authorized to vote the shares represented by all properly submitted proxies. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions or, if no instructions are provided, in accordance with “What happens if I do not give specific voting instructions?” below.
Q:    What matters will the stockholders vote on at the Annual Meeting?
A: Proposal 1 - Election of David Gill and Albert White III as Class I directors to serve until Evolus’ 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified;
Proposal 2 - Ratification of the appointment of Ernst & Young LLP as Evolus’ independent registered public accounting firm for the year ending December 31, 2025; and
Proposal 3 - Approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
Proposals 2 and 3 are advisory only and are not binding on us. Our board of directors will consider the outcome of the vote on these items in considering what action, if any, should be taken in response to the vote by stockholders.
Q:    Who can vote at the Annual Meeting?
A:    Only stockholders of record of common stock at the close of business on April 14, 2025, the Record Date, will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were a total of 64,470,589 shares of common stock outstanding, each of which will be entitled to one vote on each proposal. As a result, up to a total of 64,470,589 votes can be cast on each proposal.
Q:    Who counts the votes?
A:    Votes at the Annual Meeting will be tabulated by a representative of Broadridge Financial Solutions, Inc., who will serve as the Inspector of Elections.
Q:    What is a stockholder of record?
A:    A stockholder of record is a stockholder whose ownership of our common stock is reflected directly on the books and records of our transfer agent, Computershare Trust Company, N.A.
Q:    What does it mean for a broker or other nominee to hold shares in “street name”?
A:    Most of our stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name with our transfer agent. If your shares are held in street name, you are considered the “beneficial stockholder” of such shares and the proxy materials were made available to you by the organization holding your shares.
An organization that holds your beneficially owned shares in street name will generally vote in accordance with the instructions you provide. If your shares are held in a brokerage account and you do not provide the broker with voting instructions with respect to a proposal, the broker’s authority to vote your shares will depend upon whether the proposal is considered a “routine” or a non-routine matter.
•The broker generally has discretionary authority to vote your beneficially owned shares on routine items for which you have not provided voting instructions to the broker. At the Annual Meeting, we expect the proposal to ratify the appointment of our independent auditor for 2025 (Proposal 2) will be a routine matter for which brokers may exercise discretionary voting authority.
•The broker generally may not vote on any of the proposals that are considered non-routine matters (e.g. Proposals 1 and 3). If the broker exercises its discretionary authority to vote your shares on any routine matter at the meeting (e.g. Proposal 2), your shares will constitute “broker non-votes” on Proposals 1 and 3.

For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any of the three proposals to be acted upon by the stockholders, including withheld votes, abstentions or broker non-votes.
Q:    How do I vote my shares if I do not attend the Annual Meeting?
A:    If you are a stockholder of record, you may vote prior to the Annual Meeting as follows:
•Via the Internet: You may vote via the Internet by going to www.proxyvote.com, or in accordance with the voting instructions on the Notice of Internet Availability or the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on June 4, 2025. You will be given the opportunity to confirm that your instructions have been recorded properly.
•By Telephone: You may vote by calling 1-800-690-6903 and following the instructions provided on the telephone line. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern Time, on June 4, 2025. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been recorded properly.
•By Mail: If you received printed proxy materials, you may vote by returning the completed and signed proxy card in the postage-paid return envelope provided with the proxy card. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than close of business on June 4, 2025 to be voted at the virtual Annual Meeting.
For your information, voting via the Internet is the least expensive to Evolus, followed by telephone voting, with voting by mail being the most expensive.
If you hold shares in street name, meaning you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted.
Q:    Can I vote during the Annual Meeting?
A:    Both stockholders of record and beneficial owners of shares of our common stock as of the Record Date may vote personally during the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting live via the Internet will be posted at www.virtualshareholdermeeting.com/EOLS2025. You will need the control number included on your Notice of Internet Availability, proxy card or voting instruction form or included in the e-mail to you if you received the proxy materials by e-mail in order to be able to vote your shares or submit questions during the Annual Meeting.
Q:    May I change my vote or revoke my proxy?
A:    Yes. If you are a stockholder of record and previously delivered a proxy, you may subsequently change or revoke your proxy at any time before it is exercised by:
•filing a written notice of revocation with a later date than the proxy with our Corporate Secretary before the Annual Meeting;
•voting via the Internet or telephone at a later time;
•submitting a completed and signed proxy card with a later date; or
•voting via the Internet during the Annual Meeting.
If you are a beneficial owner of shares held in street name, you should contact your bank, broker or other nominee for instructions as to whether, and how, you can change or revoke your voting instructions.
Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy or voting instructions.
Q:    What happens if I do not give specific voting instructions?
A:    If you are a stockholder of record and you return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the board of directors on any of the proposals presented in this Proxy Statement for which specific instructions were not given and as they may determine in their discretion on any other matters properly presented for a vote at the Annual Meeting.

Q:    What does it mean if I receive more than one Notice of Internet Availability, proxy card or voting instruction form?
A:    If you receive more than one Notice of Internet Availability, proxy card or voting instruction form, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice of Internet Availability, proxy card or voting instruction form you receive to ensure that all of your shares are voted.
Q:    What if other matters are presented at the Annual Meeting?
A:    If a stockholder of record provides a proxy by voting in any manner described in this Proxy Statement, the proxy holders will have the discretion to vote on any matters, other than the three proposals presented in this Proxy Statement, that are properly presented for consideration at the Annual Meeting. We do not know of any other matters to be presented for consideration at the Annual Meeting.
Q:     What happens if the Annual Meeting is postponed or adjourned?
A:    Except as noted below, your proxy may be voted at the postponed or adjourned Annual Meeting and you will still be able to change your proxy until it is voted. In that event, we expect that any adjournment of the Annual Meeting will be accessible at the same website listed above and you may vote at any postponement or adjournment using your same control number.
If the adjourned meeting is more than 30 days after the date of the Annual Meeting, which we do not expect, we will be required to fix a new record date for the adjourned meeting and, in that case, we will furnish new proxy materials for the adjourned Annual Meeting.
Q:    Where can I find the voting results of the Annual Meeting?
A:    Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Current Report on Form 8-K to be filed with the SEC.

Vote Required for Election or Approval
Introduction
Evolus’ only voting securities are its outstanding shares of common stock. As of the Record Date, which is the close of business on April 14, 2025, there were 64,470,589 shares of common stock outstanding, each of which will be entitled to one vote on each proposal listed below.
Only stockholders of record as of the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any matter to be acted upon by the stockholders, as well as withheld votes, abstentions or any broker non-votes.
Proposal 1 - Election of David Gill and Albert White III as Class I directors to serve until Evolus’ 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified.
For Proposal 1, stockholders may vote “For All” the director nominees or may vote “Withhold All” or “For All Except” to withhold the voting of their shares from one or more of the director nominees. Each director will be elected by a plurality of the votes cast with respect to that director. Under this voting standard, the two director nominees receiving the highest number of affirmative votes will be elected as Class I directors to serve until the 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified. Shares voted to “Withhold All” and broker non-votes will not be counted in determining the outcome of a director nominee’s election.
Proposal 2 - Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.
For Proposal 2, stockholders may vote “For” or “Against” or abstain from voting. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025 must be approved by affirmative vote of the holders of a majority in voting power of the shares of common stock that are present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count as votes against this proposal, since shares with respect to which the stockholder abstains will be deemed present and entitled to vote. Because this proposal is expected to be a “routine” matter for which your shares may be voted in the discretion of your broker if voting instructions have not been received, we do not expect any broker non-votes on Proposal 2.
Proposal 3 - To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
For Proposal 3, stockholders may vote “For” or “Against” or abstain from voting. The approval of the advisory vote on the compensation of the Company’s named executive officers requires approval by affirmative votes of the holders of a majority in voting power of the shares of common stock that are present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count as votes against this proposal, since shares with respect to which the stockholder abstains will be deemed present and entitled to vote. Proposal 3 is a non-discretionary matter, and any broker non-votes on Proposal 3 will not be counted in determining the outcome of the proposal because broker non-votes are not considered entitled to vote on the proposal. As described in more detail in Proposal 3, because Proposal 3 is non-binding, our board of directors may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

Proposal 1 - Election of Directors
The board of directors is currently comprised of seven directors and is divided into three classes: Class I, Class II and Class III. Each class of directors serves for a three-year term, with one class of directors being elected by our stockholders at each annual meeting.
•David Gill and Albert White III serve as Class I Directors, with terms of office expiring at the Annual Meeting.
•Simone Blank and Brady Stewart serve as Class II Directors, with terms of office expiring at the 2026 annual meeting of stockholders. Ms. Blank has notified the board of directors that she will step down from her position on the board of directors on the earlier of (i) the Annual Meeting, or (ii) the successful identification and appointment of a replacement director, whichever occurs first. Any director appointed to replace Ms. Blank on the board of directors will be appointed as a Class II Director to fill the vacancy resulting from Ms. Blank’s resignation and will serve the remainder of the full term of the Class II Directors and until his or her successor is duly elected and qualified. As of the date of this proxy statement, the board of directors anticipates that Ms. Blank will step down on the date of the Annual Meeting, and has not initiated a search for Ms. Blank's replacement. Following the Annual Meeting the size of the board of directors will be reduced from seven to six.
•David Moatazedi, Vikram Malik, and Karah Parschauer serve as Class III Directors, with terms of office expiring at the 2027 annual meeting of stockholders.
Subject to any rights applicable to any then outstanding preferred stock, any vacancies on our board of directors may be filled only by the affirmative vote of a majority of the directors then in office.
Upon the recommendation of the nominating and corporate governance committee, David Gill and Albert White III are the board of directors’ nominees for election to the board of directors at the Annual Meeting.
Mr. Gill was previously elected at our 2022 annual meeting of stockholders and Mr. White was appointed to our board of directors, upon the recommendation of our nominating and corporate governance committee, on July 1, 2024, and will stand for election for the first time at the Annual Meeting.
The Class I directors will be elected to hold office until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Unless otherwise instructed, the proxy holders will vote all validly submitted proxies “FOR ALL” to elect David Gill and Albert White III as Class I directors. Each person nominated for election has consented to be named in this Proxy Statement and has agreed to serve if elected, and we have no reason to believe that any nominee will be unable or unwilling for good cause to serve if elected. If any nominee is not able or is unwilling for good cause to serve at the time of the Annual Meeting, proxies will be voted in favor of the other nominee, leaving a vacancy, or for a substitute nominee as may be determined by the proxy holders, unless the board of directors chooses to reduce the number of directors serving on the board of directors. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.
Director Qualifications
The board of directors has determined that, as a whole, it must have the right mix of characteristics, skills and diversity to provide effective oversight of our company. In selecting directors, the board of directors seeks to achieve a mix of directors that enhances the diversity of background, skills and experience on the board, including with respect to age, gender, international background, ethnicity and specialized experience. Directors should have relevant expertise and experience and be able to offer advice and guidance to our management based on that expertise and experience.
Each director is also expected to:
•possess fundamental qualities of intelligence, honesty, perceptiveness, maturity, integrity, fairness and responsibility;
•have a genuine interest in Evolus and recognize that as a member of the board of directors, each director is accountable to all of our stockholders, not to any particular interest group;
•be of the highest ethical character and share the values of Evolus as reflected in its Code of Conduct;
•be highly accomplished in his or her field, with superior credentials and recognition;
•possess sound business judgment, be able to work effectively with others, have sufficient time to devote to our affairs; and be free from conflicts of interest; and

•have independent opinions and be willing to state them in a constructive manner.
The board of directors periodically reviews the diversity of skills and characteristics needed in the board of directors’ oversight of our company, as well as the effectiveness of the mix of skills and experience. The board of directors considers the skill areas represented on the board of directors, those skill areas represented by any directors who are expected to retire or leave the board of directors in the near future, and recommendations of directors regarding skills that could improve the ability of the board of directors to carry out its responsibilities.
Identifying and Evaluating Nominees for Directors
Our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the board of directors in establishing minimum qualifications for director nominees, including the qualities and skills that members of our board of directors are expected to possess. When the board of directors or its nominating and corporate governance committee has identified the need to add a new director with specific qualifications or to fill a vacancy on the board, the chair of the nominating and corporate governance committee will initiate a search, seeking input from other directors and senior management, review any candidates that the nominating and corporate governance committee has previously identified, and, if necessary, hire a search firm. The nominating and corporate governance committee will identify the initial list of candidates who satisfy the specific criteria and otherwise qualify for membership on the board of directors. Our board of directors considers many factors in evaluating the suitability of individual director candidates, including their general understanding of our business, sales and marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business and technology; educational and professional background; personal accomplishment; and diversity in the broadest sense, including nationality, gender, age, racial, and ethnic background. While our board of directors has no formal policy for the consideration of diversity in identifying director nominees, the nominating and corporate governance committee seeks to identify and elect directors that will collectively represent a diversity of backgrounds and experience. As of April 25, 2025, the board of directors was comprised of 43% female members and 29% ethnically or racially diverse members. Selected members of the board of directors will interview each qualified candidate; other directors will also interview the candidate if practicable. Based on a satisfactory outcome of those interviews, the nominating and corporate governance committee will make its recommendation on the candidate to the board of directors.
The nominating and corporate governance committee will consider candidates for election or appointment to the board of directors recommended by stockholders on the same basis as director candidates from any other source. See “Corporate Governance—Nominating and Corporate Governance Committee—Consideration of Director Candidates” below.
Information Regarding Directors
The following table sets forth the name of each current director, including the nominees for Class I directors, together with their ages (as of April 18, 2025) and the year in which they became a director.

Director	Age	Director Since	Term Expires
Class I Directors:
David Gill	70	2018	2025
Albert White III	55	2024	2025
Class II Directors:
Simone Blank	62	2018	2026
Brady Stewart	49	2022	2026
Class III Directors:
David Moatazedi	47	2018	2027
Vikram Malik	62	2018	2027
Karah Parschauer	47	2019	2027
The information appearing in the following table sets forth, for each director and nominee for election as a director, as of April 18, 2025:
•The director or nominee’s professional experience for at least the past five years.
•The month and year in which the director or nominee first became one of our directors.
•Each committee of the board of directors on which the director or nominee currently serves.

•The director or nominee’s age.
•The relevant specific experience, qualifications, attributes or skills the director or nominee possesses that led the board of directors to conclude that the individual should serve as a director.
•Directorships held by each director or nominee presently and at any time during the past five years at any public company or registered investment company.

Class I Directors/Director Nominees

David Gill	Albert White III
Age: 70 Evolus Board Service ● Tenure: 7 years (February 2018) ● Audit Committee (Chair) ● Compensation Committee (Chair)	Age: 55 Evolus Board Service ● Tenure: 1 Year (July 2024) ● Compensation Committee
Professional Experience
Mr. Gill has served as a member of our board of directors since February 2018. Mr. Gill has more than 30 years of experience in medical device and life sciences industries. From February 2021 to October 2021, Mr. Gill served as the Chief Financial Officer of Perspectum, Ltd, a healthcare technology company which transforms the clinical management of metabolic disease and cancer. Mr. Gill also currently serves as a director of Y-mAbs Therapeutics, Inc. as well as several private companies. Previously he served on the board of directors of Strongbridge Biopharma, PLC from September 2019 to October 2021, Histogenics, Inc. from January 2015 to July 2019, Melinta Therapeutics, Inc (f/k/a Cempra Inc. from April 2012 to April 2020, and Strata Skin Sciences from May 2018 to May 2020. Earlier in his career, Mr. Gill served in a variety of senior executive leadership roles for several publicly-traded companies, including EndoChoice, Inc., NxStage Medical, Inc., CTI Molecular Imaging, Inc., Interland Inc. and Novoste Corporation. Mr. Gill holds a B.S. in Accounting from Wake Forest University and an M.B.A. from Emory University, and is a certified public accountant (inactive).

Professional Experience
Mr. White has served as a member of our board of directors since July 2024. Mr. White has served as President & Chief Executive Officer and a member of the board of directors of The Cooper Companies, Inc., a leading global medical device company in contact lenses, fertility and women’s health, since May 2018. Previously, he served as Chief Financial Officer from November 2016 until his appointment as Chief Executive Officer and he also served as Executive Vice President and Chief Strategy Officer, positions he held from December 2015 and July 2011, respectively. From August 2015 to May 2018, Mr. White also directed The Cooper Companies, Inc.’s women’s healthcare business and served as Chief Executive Officer of Cooper Medical Inc., the parent company to CooperSurgical. Previously, he served as Vice President, Investor Relations from November 2007 through March 2013 and as Vice President and Treasurer from April 2006 through December 2012. Prior to joining the Cooper Companies, Inc., Mr. White was a director with KeyBanc Capital Markets for three years and held a number of leadership positions within KeyBank National Association over the prior eight years.  Mr. White received an M.B.A. and a B.S. in Finance from Virginia Tech University.

Relevant Skills
We believe that Mr. Gill’s extensive experience as an executive in the life sciences industry and his prior service as a senior-level executive in mature life sciences companies qualifies him to serve on the board of directors.

Relevant Skills We believe Mr. White’s extensive business and leadership experience qualifies him to serve on the board of directors.
Other Public Board Service
Current
● Y-mAbs Therapeutics, Inc. | December 2017-present

Former (within the past 5 years)
● Strongbridge Pharma PLC | September 2019-October 2021
● Strata Skin Sciences, Inc. | May 2018-May 2020
● Melinta Therapeutics, Inc. | April 2012-April 2020
● Histogenics Corporation | February 2015-July 2019
Other Public Board Service Current ● The Cooper Companies, Inc. | May 2018-Present

Class II Directors

Simone Blank	Brady Stewart
Age: 62 Evolus Board Service ● Tenure: 7 years (January 2018) ● Audit Committee	Age: 49 Evolus Board Service ● Tenure: 3 Years (January 2022) ● Audit Committee ● Nominating and Corporate Governance Committee
Professional Experience
Ms. Blank has served as a member of our board of directors since January 2018. Ms. Blank is the owner of Dental Innovations Apus BV and the co-owner of Dental Innovations BV, both private investment companies. Since 2020 Ms. Blank has served on the board of APM Human Services International Limited listed on the Australian Stock Exchange. Since 2013, Ms. Blank has served as a member of the board of directors of several private companies, including as the chairwoman of the board of directors of Aeon Biopharma from July 2016 to July 2023 and on the board of managers of Alphaeon 1, LLC from January 2020 to August 2022. From May 2006 to October 2013, Ms. Blank served as a member of the board of directors of Sirona Dental Systems Inc., or Sirona, a dental technology manufacturer previously listed on Nasdaq. From July 1999 to October 2013, Ms. Blank served as Executive Vice President and Chief Financial Officer of Sirona. Prior to July 1999, Ms. Blank was an engagement manager in the merger and acquisition transaction group of PricewaterhouseCoopers after having gained global financial experience as a certified public accountant and tax advisor. Ms. Blank received a M.Sc. in Economics from the University of Duisburg, Germany.

Ms. Blank has notified the board of directors that she will step down from her position on the board of directors on the earlier of (i) the Annual Meeting or (ii) the successful identification and appointment of a replacement director, whichever occurs first.

Professional Experience
Mrs. Stewart has served as a member of our board of directors since January 2022. Since June 2023, Mrs. Stewart has served as the Chief Executive Officer of Bay FC, a professional football club in the National Women’s Soccer League. From April 2021 to 2022, Mrs. Stewart served as the Chief Commercial Officer of Forma Brands, LLC, an incubator and accelerator for beauty brands. From May 2007 to April 2021, Mrs. Stewart held multiple roles at Levi Strauss & Co., a global apparel company, culminating in the position of Senior Vice President and Managing Director, U.S. Direct to Consumer. Mrs. Stewart holds an M.B.A in Strategy and Operations from Harvard Business School and received a Bachelor’s degree in Comparative Literature from Princeton University.

Relevant Skills We believe Ms. Blank’s extensive business, finance, and leadership experience qualifies her to serve on the board of directors.	Relevant Skills We believe Mrs. Stewart’s extensive business, digital marketing and leadership experience qualifies her to serve on the board of directors.
Other Public Board Service Former - International Public Company ● APM Human Services International Pty. LTD (APX: APM) | November 2021 (initial public offering) - October 2024	Other Public Board Service ● N/A

Class III Directors

David Moatazedi	Vikram Malik
Age: 47 Evolus Board Service ● Tenure: 6 years (May 2018)	Age: 62 Evolus Board Service ● Tenure: 7 years (January 2018) ● Chairman of the Board of Directors ● Compensation Committee ● Nominating and Corporate Governance Committee
Professional Experience
Mr. Moatazedi has served as our President, Chief Executive Officer and as a member of our board of directors, since May 2018. Prior to that time, Mr. Moatazedi was the Senior Vice President at Allergan, Inc., or Allergan, and division head of the U.S. Medical Aesthetics division, which includes facial aesthetics, plastic surgery, regenerative medicine, body contouring, and skin care products from March 2016 to May 2018. From March 2017 to June 2020, Mr. Moatazedi served as a member of the board of directors of Obalon Therapeutics, Inc., a public medical device company focused on developing and commercializing medical devices to treat obese and overweight people by facilitating weight loss. Mr. Moatazedi worked in various leadership capacities within Allergan from March 2005 to March 2017, including as Vice President, Sales and Marketing of the U.S. Facial Aesthetics division from August 2014 to March 2016 and Vice President, Sales and Market of the U.S. Plastic Surgery division from February 2013 to August 2014. Prior to Allergan, Mr. Moatazedi was a district manager at Novartis Pharmaceuticals for the Dermatology division. Mr. Moatazedi holds an M.B.A. from Pepperdine University and a B.A. from California State University, Long Beach.

Professional Experience
Mr. Malik has served as a member and the Chairman of our board of directors since January 2018. Mr. Malik currently also serves as Chairman of the board of directors of Alphaeon Credit Inc., a consumer credit provider to the aesthetics industry and as a member of the board of directors of Crown Sterling Limited, LLC, a social media technology company and Ceyeber Inc., an ophthalmic medical device company. From December 2020 to July 2023, Mr. Malik served as President and a director of Priveterra Acquisition Corp. a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. From April 2014 to July 2023, Mr. Malik served on the board of directors of Aeon Biopharma. From May 2013 to June 2022, Mr. Malik served as the Managing Partner of Strathspey Crown Holdings Group, LLC, a growth equity firm. From August 2011 to May 2013, Mr. Malik served as Vice Chairman, Investment Banking for Deutsche Bank Securities, Inc. From November 2010 to August 2011, Mr. Malik served as a Managing Director in the Healthcare Corporate and Investment Banking Group of Merrill Lynch, Pierce, Fenner & Smith Incorporated. From June 2000 to November 2010, Mr. Malik served as the Managing Director of Banc of America Securities, LLC. Mr. Malik received a B.A. in Economics from Delhi University and an M.B.A. from Boston University Graduate School of Management.

Relevant Skills
We believe that Mr. Moatazedi’s extensive leadership experience, his position as President and Chief Executive Officer of the Company, knowledge of the Company and industry knowledge qualify him to serve on the board of directors.

Relevant Skills
We believe Mr. Malik’s extensive experience in the investment banking and financial services industry and deep knowledge of the healthcare industry, specifically the aesthetics sector, qualifies him to serve on the board of directors.

Other Public Board Service Current ● Biomerica, Inc. | December 2022-Present	Other Public Board Service Current None Former ● Priveterra Acquisition Corp. | December 2020-July 2023

Karah Parschauer
Age: 47 Evolus Board Service ● Tenure: 5 years (July 2019) ● Compensation Committee ● Nominating and Corporate Governance Committee (Chair)
Professional Experience
Karah Parschauer has served as a member of our board of directors since July 2019. Mrs. Parschauer has held various roles at Ultragenyx Pharmacetuicals, Inc., a biopharmaceutical company, including as Chief Legal Officer & Corporate Affairs, Executive Vice President since February 2023, as Chief Legal Officer and Executive Vice President since December 2021 and as General Counsel and Executive Vice President since June 2016. Prior to Ultragenyx, Mrs. Parschauer served in various executive capacities, and most recently as Vice President, Associate General Counsel, at Allergan, a pharmaceutical company, from June 2005 until June 2016. Prior to Allergan, Mrs. Parschauer was an attorney at Latham & Watkins LLP, where she practiced in the areas of mergers and acquisitions, securities offerings, and corporate governance. Mrs. Parschauer holds a B.A. in Biology from Miami University and a J.D. from Harvard Law School.

Relevant Skills We believe Mrs. Parschauer’s extensive experience within the aesthetics industry and as an attorney qualifies her to serve on the board of directors.
Other Public Board Service
Current
● Tenaya Therapeutics, Inc. | December 2021-Present

Former
● Anebulo Pharmaceuticals, Inc. | May 2021 (initial public offering) - November 2023
● Arcturus Therapeutics Holdings, Inc. | June 2019-August 2021

Required Vote and Board of Directors of Directors Recommendation

The two director nominees receiving the highest number of affirmative votes will be elected as Class I directors to serve until the 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified. Shares voted to “Withhold All” and broker non-votes will not be counted in determining the outcome of a director nominee’s election.

The board of directors recommends a vote
FOR ALL
To elect David Gill and Albert White III as Class I directors to serve until the Company’s 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Corporate Governance
Board of Directors Overview
Under our organizational documents and the Delaware General Corporation Law, our business and affairs are managed by or under the direction of our board of directors, which selectively delegates responsibilities to its standing committees.
The board of directors maintains an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors has adopted written charters for each of the committees, which are reviewed annually by the respective committee and the board of directors. Each of the audit, compensation and nominating and corporate governance committee charters is available to our stockholders at investors.evolus.com.
Independence of Directors
Under the rules and listing standards of the Nasdaq Global Market (“Nasdaq”), independent directors must comprise a majority of a listed company’s board. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent.
Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and compensation committee members must also satisfy additional independence criteria, including those set forth in Rule 10C-1 of the Exchange Act.
The board of directors undertook a review of the independence of each director and considered whether each director has a material relationship with Evolus that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities as a director. Based upon information requested from and provided by each director regarding each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each member of the board of directors who is not employed by Evolus or any of its subsidiaries (a “non-employee director”) the board of directors has determined that each of Vikram Malik, David Gill, Karah Parschauer, Simone Blank, Brady Stewart and Albert White III qualify as independent directors in accordance with the rules of Nasdaq. David Moatazedi does not qualify as an independent director due to his employment at the Company. In addition, Robert Hayman, who served as a director until July 1, 2024, was independent during the period of his service in 2024.
Code of Conduct
We have a Code of Conduct applicable to all directors, officers and employees of Evolus and its subsidiaries. We have posted the Code of Conduct in the Governance section of our website of investors.evolus.com. We will post any amendments to the Code of Conduct on our website. In accordance with the requirements of the SEC and Nasdaq, we will also post waivers applicable to any of our officers or directors from provisions of the Code of Conduct on our website. We have not granted any such waivers to date.
We have implemented whistleblower procedures, which establish formal protocols for receiving and handling complaints from employees. Employees should communicate any concerns regarding accounting or auditing matters promptly to their supervisor or Evolus’ Compliance Officer.
Insider Trading Policy

Our board of directors has adopted a formal insider trading policy (“Insider Trading Policy”), which governs, among other things, purchases, sales, and other dispositions involving our securities by all of our directors, officers, and employees. We believe our insider trading policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations and the Nasdaq listing standards. Because our insider trading policies and procedures are designed to address transactions in Evolus securities by our directors, officers, and employees, we do not have formal insider trading policies or procedures that govern our purchase of Evolus securities. A copy of our insider trading policy was filed as Exhibit 19 to our Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025.

Policy on Pledging and Hedging of Company Shares

As part of our Insider Trading Policy adopted by our board of directors and applicable to our directors, officers and employees, their immediate family members sharing the same household and any family members who do not live in their household but whose transactions in the our securities are directed by employees, officers and directors or are subject to the control or influence by such persons, such as parents or children who consult with such persons before they trade in our securities

(collectively, “Insiders”). Insiders are not permitted to engage in any short sale of our securities, transact in any publicly traded options, pledge shares as collateral for a loan or margin Evolus securities in a margin account or purchase financial instruments (including zero-cost collars and forward sale contracts), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

Clawback Policy
In accordance with the rules and regulations of the SEC and Nasdaq listing requirements, the board of directors has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers, and certain other current and former officers covered by the policy, in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.
Board Leadership Structure
The board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. As a general policy, we believe that separation of the positions of Chairman of our board of directors and our Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole. As such, Mr. Moatazedi, our Chief Executive Officer, does not serve as the Chairman of the board of directors.
The board of directors has concluded that our current leadership structure is appropriate at this time and allows the board of directors to fulfill its role with appropriate independence and is in the best interest of our stockholders. However, the board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Audit Committee
The principal responsibilities of the audit committee include:
•evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;
•reviewing and approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;
•furnishing the audit committee report required by SEC rules to be included in the Proxy Statement;
•reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing and approving related party transactions and administering our Code of Conduct;
•reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;
•reviewing our internal audit function, our disclosure controls and procedures and our accounting and financial reporting processes, including the purpose, authority, budget and staffing of each; and
•reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our independent auditor is ultimately accountable to the audit committee. The audit committee has the sole authority and responsibility to select, evaluate, approve terms of retention and compensation of, and, where appropriate, replace the independent auditor. Both our independent registered public accounting firm and management periodically meet privately with our audit committee, at least annually.
The current members of the audit committee are David Gill, who serves as chair, Simone Blank and Brady Stewart. The board has determined that each of the audit committee members is financially literate. The board of directors also determined that each of the current members of the audit committee is independent, as defined in the listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. The board of directors has also determined that Mr. Gill is an audit committee financial expert in accordance with the standards of the SEC. The audit committee held four meetings in 2024.
Compensation Committee
The principal responsibilities of the compensation committee include:
•reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;
•reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our executive officers;
•reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as administering, modifying, amending or terminating existing plans and programs;
•reviewing incentive-based compensation arrangements and determining whether they encourage excessive risk-taking, reviewing and discussing the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;
•reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•making recommendations to the board regarding director compensation;
•preparing the annual compensation committee report to the extent required by SEC rules; and
•reviewing and evaluating on an annual basis the performance of the compensation committee, including compliance of the compensation committee with its charter.
The current members of the compensation committee are David Gill, who serves as chair, Vikram Malik, Karah Parschauer and Albert White III. The board of directors also determined that each of the current members of the compensation committee is independent, as defined in the listing standards of Nasdaq applicable to compensation committee members.
The compensation committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate from time to time under the circumstances. The compensation committee has no current intention to delegate any of its responsibilities to a subcommittee. The board of directors has formed a stock awards committee, with Mr. Moatazedi as its sole member, and has delegated the stock awards committee limited authority to approve and establish the terms of equity awards granted to eligible persons (who are not executive officers or members of the board of directors) under our equity incentive plan.
The compensation committee may confer with the board of directors in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the President and Chief Executive Officer, the compensation committee considers, among other things, the recommendations of the President and Chief Executive Officer.
The compensation committee held six meetings in 2024. The compensation committee has the sole authority to retain, oversee and terminate any compensation consultant to be used to assist in the evaluation of executive and director compensation and to approve the consultant’s fees and retention terms.
During our fiscal year ended December 31, 2024, our compensation committee engaged the services of compensation consulting firm Radford, an Aon Hewitt Consulting Company, (“Radford”) to advise the compensation committee regarding the amount and types of compensation that we provide to our executives and directors and how our compensation practices compare to the compensation practices of other companies. Radford reports directly to the compensation committee. The compensation committee determined that Radford does not have any conflicts of interest in advising the compensation committee under applicable SEC and Nasdaq rules.
For 2024, the compensation committee engaged Radford specifically to:
•participate in discussions with the compensation committee and selected members of senior management regarding our historical pay practices, incumbent roles and responsibilities, compensation philosophy and equity grant alternatives;
•develop a peer group of publicly traded and comparable life science and aesthetics companies that we compete with for business, executive talent and investor capital;
•review and assess the executive compensation practices disclosed by companies in the peer group;
•review and assess our executive compensation program;
•review equity grant practices for us and our industry peers, including topics such as equity plan dilution, annual share usage, prevalence of long-term incentive award vehicles and mix, and equity stakes for named executive officers;
•recommend an equity grant strategy to assist us in providing ongoing long-term incentive awards to executives and assist with equity grand modeling; and
•review and assess our non-employee director compensation program.
Nominating and Corporate Governance Committee
The principal responsibilities of the nominating and corporate governance committee include:
•identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;
•identify individuals qualified to fill any vacancy on the Board or any committee of the Board, consistent with any criterion set forth in the Company’s corporate governance principles from time to time, as well as any other factors it deems appropriate;
•evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;
•reviewing communications from stockholders directed to the board, including evaluating nominations by stockholders of candidates for election to our board of directors;
•overseeing performance evaluations of the board of directors, individual directors and the committees of the board of directors;
•monitoring and recommending modifications to our Insider Trading Policy, as necessary and advisable;
•reviewing with management the Company’s governance structure to assess the continued appropriateness of the classified board and other structural elements for the Company; and
•reviewing and evaluating on an annual basis the performance of the nominating and corporate governance committee, including compliance of the nominating and corporate governance committee with its charter.
The current members of the nominating and corporate governance committee are Karah Parschauer, who serves as chair, Vikram Malik and Brady Stewart. The board of directors also determined that each of the current members of the nominating and corporate governance committee is independent, as defined in the listing standards of Nasdaq.
The nominating and corporate governance committee has the sole authority to elect, retain, terminate and approve the fees and other retention terms of consultants or search firms used to identify director candidates and to assist in the evaluation of director performance. The nominating and corporate governance committee held two meetings in 2024.
Board Oversight of Risk
The board of directors and our executive management team work together to manage our risks. It is management’s responsibility to identify various risks facing the Company, bring material risks to the attention of the board of directors, and implement appropriate risk management policies and procedures to manage risk exposure on a day-to-day basis.

In 2024, the Company began its enterprise risk management, or ERM, program. Through management, there is a routine assessment of material risks to the Company. Updates, if any, are provided to the board of directors or its committees. In light of the regular assessment of risk, the board of directors or risk owner may consult with outside advisors to evaluate the risk landscape and anticipate trends. As the Company grows, relevant risk management topics may be added.
The board of directors has responsibility and has an active role in the oversight of our enterprise risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from committees of the board of directors and members of senior management to enable the board of directors to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, corporate governance, cybersecurity and reputational risk.
The board of directors is responsible for monitoring and assessing strategic risk exposure, while the audit committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee, nominating and corporate governance committee and compensation committee support our board of directors in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Experience
The board of directors has determined that all directors currently serving on the board of directors have experience with risk management.
The board of directors has delegated responsibility for the oversight of specific risks to its committees as follows:
•The audit committee oversees management of financial risks. In addition to fulfilling its responsibilities for the oversight of our financial reporting processes and annual audit of the Company’s financial statements, the audit committee also reviews with the Company’s independent registered public accounting firm and the Company’s management the adequacy and effectiveness of our policies and procedures, including the Company’s Code of Conduct, to assess, monitor and manage fraud risk and our ethical compliance program. The audit committee takes appropriate actions to set the best practices and highest standards for quality financial reporting, sound business risk practices, including practices related to insider trading, public disclosures and ethical behavior.
•The compensation committee is responsible for overseeing the management of risks relating to our employment policies and executive compensation plans and arrangements. In connection with structuring the executive compensation program, the compensation committee, together with the board of directors, considers whether the elements of such program, individually or in the aggregate, encourage our executive officers to take unnecessary risks.
•The nominating and corporate governance committee manages the Company’s corporate governance practices, including the Company’s Insider Trading Policy. The nominating and corporate governance committee also reviews the composition, structure and function of the board of directors and the committees of the board of directors, risks associated with the independence of the members of the board of directors, potential conflicts of interest and risks relating to succession planning for the Chief Executive Officer and the board of directors.
Consideration of Director Candidates
Stockholder Recommendations
The nominating and corporate governance committee will consider candidates for director recommended by stockholders. If a stockholder wishes to recommend a director candidate, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the Corporate Secretary at Evolus, Inc., 520 Newport Center Drive, Suite 1200, Newport Beach, CA 92660. The nominating and corporate governance committee may request additional information concerning the director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the board of directors.
Stockholders recommending candidates for consideration by our nominating and corporate governance committee in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting. All recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

Stockholder Nominations
Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the nominating and corporate governance committee as described above) must mail notice in proper written form, including all required information as specified in our Amended and Restated Bylaws, to the Corporate Secretary at Evolus, Inc., 520 Newport Center Drive, Suite 1200, Newport Beach, CA 92660.  For more information, and for more detailed requirements including the time periods in which to send such nominations, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-38381), filed with the SEC on February 12, 2018 and see the section “Stockholder Proposals for 2026 Annual Meeting” below.
Meetings and Attendance
We expect directors to regularly attend meetings of the board of directors and of all committees on which they serve and to review the materials sent to them in advance of those meetings. The board of directors generally expects to hold four regular meetings per year and to meet on other occasions when circumstances require. As part of the board of directors’ regularly scheduled meetings, the non-employee directors meet in executive session. Directors spend additional time preparing for board of directors and committee meetings, and we may call upon directors for advice between meetings. The board of directors held six meetings in 2024. Each director attended 75% or more of the aggregate number of meetings of the board of directors and of the committees on which he or she served that were held during the portion of the last fiscal year for which he or she was a director or committee member.
In addition, although we have no formal policy requiring attendance, directors are encouraged to attend the Annual Meeting and we expect nominees for election at each annual meeting of stockholders to participate in the Annual Meeting. All incumbent directors attended our annual meeting in June 2024.

Director Compensation
Our director compensation program is intended to enhance our ability to attract, retain and motivate non-employee directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of our common stock. The board of directors reviews director compensation at least annually.
Cash Compensation
Our non-employee directors receive equity and cash compensation for their service as directors. In 2024, each non-employee director received an annual cash retainer of $50,000. In 2024, our non-executive board chairman received an additional annual cash retainer of $35,000. The annual retainers are paid on a quarterly basis. For 2025, the annual retainer for our non-executive board chairman will increase to $50,000. Additionally, our non-employee directors receive cash compensation for committee service as follows:

Position	Amount(1) ($)
Audit Committee Chair	20,000
Other Audit Committee Members	10,000
Compensation Committee Chair	15,000
Other Compensation Committee Members	7,500
Nominating and Corporate Governance Committee Chair	10,000
Other Nominating and Corporate Governance Committee Members	5,000
(1)    These amounts are annualized, payable quarterly.
Equity Compensation
For 2024, equity awards for qualifying non-employee directors consisted of (a) an initial equity award with a grant date fair value of approximately $255,000, upon initial election to the board of directors, subject to vesting and to continued service on the board of directors, and (b) annual equity awards with a grant date fair value of approximately $170,000, subject to vesting and continued service on the board of directors. For 2024, these awards were in the form of restricted stock units and stock options.
Mr. White joined our board of directors on July 1, 2024, and was granted 23,014 restricted stock units with a grant date fair value (determined as set forth in footnote (1) to the 2024 Director Compensation Table below) of $254,995. Mr. White’s restricted stock units will vest over a period of two years, with 1/2 of the shares subject to the award vesting annually on the anniversary of July 1, 2024, subject to continued service.
In February 2024, each non-employee director serving on the board of directors on that date was granted (i) an award of 6,464 restricted stock units that had a grant date fair value (determined as set forth in footnote (1) to the 2024 Director Compensation Table below) of $84,743 and (ii) a stock option to purchase 9,377 shares of our common stock at a per share exercise price of $13.15 that had a grant date fair value (determined as set forth in footnote (1) to the 2024 Director Compensation Table below) of $84,997. The restricted stock units were scheduled to vest, subject to continued service, in full on the twelve month anniversary of the date of grant. The options were scheduled to vest, subject to continued service, in twelve monthly installments following the date of grant. Each grant, to the extent then unvested, will fully vest upon certain changes of control of Evolus.
The table below summarizes the compensation paid by us to our non-employee directors for the year ended December 31, 2024. David Moatazedi, our President and Chief Executive Officer, served as a member of the board of directors during 2024, but did not receive any additional compensation for such service as a director.

2024 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(2) ($)	Total ($)
Vikram Malik (Chairman)	112,000	84,743	84,997	281,740
Simone Blank	59,000	84,743	84,997	228,740
David Gill	95,000	84,743	84,997	264,740
Robert Hayman(3)	33,000	84,743	84,997	202,740
Karah Parschauer	77,000	84,743	84,997	246,740
Brady Stewart	72,000	84,743	84,997	241,740
Albert White III(4)	29,000	255,000	—	284,000
(1)    Represents the aggregate grant date fair value of the restricted stock unit awards and the stock options granted to the non-employee directors during 2024, computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. See Note 10. Stockholders’ Equity in the Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025, for a discussion of the assumptions we made in determining the grant date fair value of our equity awards. The grant date fair value of each stock award and each option award granted in 2024 is presented in the narrative preceding the table.
(2)    As of December 31, 2024, each non-employee director named in the table above held the following number of outstanding and unexercised options and outstanding restricted stock units: Mr. Malik, 99,397 options and 10,966 restricted stock units, Ms. Blank, 99,397 options and 6,464 restricted stock units, Mr. Gill, 102,983 options and 6,464 restricted stock units, Mr. Hayman, 100,960 options and no restricted stock units, Mrs. Parschauer, 91,951 options and 6,464 restricted stock units, Mrs. Stewart, 19,603 options and 6,464 restricted stock units and Mr. White, 23,014 restricted stock units and no stock options.
(3)    Mr. Hayman stepped down from the board of directors effective July 1, 2024.
(4)    Mr. White was appointed to the board of directors effective July 1, 2024.

Proposal 2 - Ratification of Appointment of Independent Auditor for 2025
Appointment of Independent Auditor by Audit Committee
The audit committee annually evaluates the performance of our independent auditor and determines whether to reengage the current independent auditor or consider other audit firms. This year the audit committee has approved the appointment of Ernst & Young LLP, or EY, as our independent registered public accounting firm for the year ending December 31, 2025 to report on our consolidated financial statements for the year ending December 31, 2025. Factors considered by the audit committee in deciding whether to appoint EY included:
•EY’s global capabilities;
•EY’s technical expertise and knowledge of our global operations and industry;
•the quality and candor of EY’s communications with the audit committee and management;
•the quality and efficiency of the services provided by EY, including input from management on EY’s performance;
•EY’s objectivity and professional skepticism;
•EY’s use of technology to aid in audit efficiency;
•EY’s independence, how effectively EY demonstrated its independent judgment, and the controls and processes in place that help ensure EY’s independence; and
•the appropriateness of EY’s fees.
Proposed Ratification of Independent Auditor
The audit committee is responsible for the appointment, retention, termination, compensation and oversight of the work of our independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Although ratification of the appointment of our independent auditor is not required by our organizational documents or otherwise, the board of directors is submitting the appointment of EY to our stockholders for ratification as a matter of good corporate practice and because we value the views of our stockholders.
The audit committee considers EY to be well qualified. In the absence of contrary instructions, the proxy holders will vote proxies received in response to this solicitation in favor of ratification of the appointment. In the event that stockholders fail to ratify the appointment of EY, the audit committee will reconsider the appointment of EY. Even if the appointment is ratified, the ratification is not binding and the audit committee may in its discretion select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and stockholders.
Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.
Required Vote and Board of Directors of Directors Recommendation
Approval of this Proposal 2 requires the affirmative vote of the holders of a majority in voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be deemed present and entitled to vote on this Proposal 2 and will have the same effect as votes against this proposal. We do not expect any broker non-votes on this Proposal 2.
The board of directors recommends a vote
FOR
the ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2025.

Accounting Matters
Principal Independent Auditor Fees
Fees Paid to the Independent Registered Public Accounting Firm
The following table sets forth the aggregate fees for professional service provided by our independent registered public accounting firm, EY, for the years ended December 31, 2024 and 2023:

	2024	2023
Audit Fees(1)	$2,630,000	$2,904,000
Audit-Related Fees	—	—
Tax Fees(2)	288,000	250,900
All Other Fees(3)	1,000	1,000
Total	$2,919,000	$3,155,900
(1) Audit fees consist of the fees for professional services rendered for the audit of our annual financial statements, review of our quarterly financial statements and in connection with the preparation of registration statements filed with the SEC.
(2) Tax fees include fees for preparation of the Company’s federal and state returns and tax consultation in connection with tax credits.
(3) All other fees consists of a subscription to EY’s online accounting research tool.
Audit Committee Pre-Approval Policies and Procedures
The audit committee has adopted a policy that requires the audit committee or a member of the audit committee to pre-approve all audit and permissible non-audit services to be provided by our independent auditor. These services include audit services, audit-related services and tax services. Pre-approval is generally requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the three categories of services listed above. Our audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.
In addition, in the event time constraints require pre-approval prior to our audit committee’s next scheduled meeting, our audit committee has authorized its chair to pre-approve services. Engagements so pre-approved are to be reported to our audit committee at its next scheduled meeting. Our audit committee or its chair pre-approved all audit and tax services provided by EY in the years ended December 31, 2024 and 2023 pursuant to the foregoing pre-approval policies and procedures.

Report of Audit Committee
Our audit committee has reviewed our audited financial statements for the year ended December 31, 2024 and discussed them with our management and our independent registered public accounting firm, EY.
Our audit committee has also received from, and discussed with, EY various communications that EY is required to provide to our audit committee, including the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board and the SEC.
In addition, EY provided our audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and the audit committee has discussed with the company's independent registered public accounting firm their independence. Our audit committee has also reviewed non-audit services performed by EY and considered whether EY’s provision of non-audit services was compatible with maintaining its independence from the Company.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that Evolus’ financial statements audited by EY be included in our Annual Report on Form 10‑K for the year ended December 31, 2024, which was filed with the SEC on March 4, 2025.
Audit Committee:
David Gill
Simone Blank
Brady Stewart
The foregoing report of the audit committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Evolus under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal 3 - Advisory Vote on the Compensation of the Named Executive Officers.
Our stockholders are entitled to vote to approve, on an advisory basis, the compensation, as disclosed in this Proxy Statement, of our executive officers included in the section entitled “Executive Compensation — Compensation Discussion and Analysis” and the executive compensation tables and related narrative disclosure that appear later in this Proxy Statement (collectively, the “named executive officers” or “NEOs”). We are presenting this Proposal 3 as required by Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The board of directors encourages our stockholders to read the executive compensation disclosures of this Proxy Statement to review the correlation between compensation and performance, as well as compensation actions taken in 2024. The board of directors believes that our executive compensation program effectively aligns executive pay with our performance and results in the attraction and retention of highly talented executives.
Accordingly, the board of directors recommends that our stockholders vote FOR the following resolution:
“RESOLVED, that the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the section entitled “Executive Compensation—Compensation Discussion and Analysis,” the executive compensation tables and the narrative discussion that accompanies the executive compensation tables, is hereby approved.”
Required Vote and Board of Directors of Directors Recommendation
Advisory approval of this Proposal 3 requires the affirmative vote of the holders of a majority in voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be deemed present and entitled to vote on this Proposal 3 and will have the same effect as votes against this proposal. Broker non-votes are not considered entitled to vote on this Proposal 3 and will have no effect on the outcome of this proposal.

Our board of directors believes that approval of Proposal 3 is in our best interests and the best interests of our stockholders for the reasons stated above. Because the vote is advisory, it is not binding on the board of directors, the compensation committee, or on us, and it will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the board of directors, the compensation committee, or us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the board of directors and, accordingly, the compensation committee and board of directors intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Our current policy is to provide stockholders with an opportunity to vote on the compensation of the named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at our 2026 annual meeting of stockholders.
The board of directors recommends a vote
FOR
Approval of the Compensation of the Named Executive Officers

Executive Officers
The following table sets forth, as of April 18, 2025, the names of our executive officers, their ages, their positions and business experience, and the year they were first elected officers. Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
EXECUTIVE OFFICERS

Name	Age	Positions and Business Experience	Year First Elected Officer
David Moatazedi	47	Please see “Proposal 1. Election of Directors—Information Concerning Directors and Nominees for Election as Directors.”	2018
Sandra Beaver	47	Mrs. Beaver has served as our Chief Financial Officer since September 2022. From October 2019 to September 2022, Mrs. Beaver served as Senior Vice President of Finance at Experian, a global information services company, where she was responsible for half of the company’s North America B2B business units. From November 2002 to September 2019, Mrs. Beaver held roles with increasing levels of responsibility and scope including Vice President of Consolidated Financial Planning & Analysis, and Vice President and Chief Financial Officer at Game Technology PLC. Mrs. Beaver holds a B.A. from the Isenberg School of Management at the University of Massachusetts Amherst.	2022
Rui Avelar, M.D.	63	Dr. Avelar has served as our Chief Medical Officer since January 2014 and was appointed to the additional position of Head of Research and Development in August 2018. From January 2014 to February 2018, Dr. Avelar also served as the Chief Medical Officer of Alphaeon Corporation. From March 2011 to December 2013, he served as Chief Medical Officer of Allergan Medical, where he was responsible for clinical development, clinical operations, safety, medical writing, biostatistics and regulatory matters. Dr. Avelar holds a M.D. from the University of Toronto and has received training accreditation in Sports Medicine from the Canadian Academy of Sports Medicine.	2014
Tomoko Yamagishi-Dressler	60	Mrs. Yamagishi-Dressler has served as our Chief Marketing Officer since August 2023. From May 2021 to August 2023, Mrs. Yamagishi-Dressler served as the Global Chief Marketing Officer for Beautyblender, a global cosmetics and beauty company. From October 2000 to December 2020, Mrs. Yamagishi-Dressler held roles at Shiseido Americas Corporation, a global beauty company, of increasing levels of responsibility and scope culminating as the Senior Vice President of Marketing and Sales for the Ultra Prestige Collection Division. Mrs. Yamagishi-Dressler holds a bachelor’s degree from Keio University and an M.B.A. from Harvard Business School.	2023
There are no family relationships among any of our directors or executive officers.

Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the fiscal year ended December 31, 2024, for our principal executive officer, our principal financial officer and the next two most highly compensated executive officers serving as of the end of 2024 (the “named executive officers” or “NEOs”). This discussion and analysis is intended to enhance your understanding of the information provided in the compensation tables below and to provide additional context regarding our overall executive compensation program. In addition, we explain how and why our board of directors and the compensation committee of our board of directors determined our compensation policies and specific compensation decisions for our named executive officers during and for fiscal year 2024.

Our named executive officers for 2024 were:

•David Moatazedi, our President and Chief Executive Officer;
•Sandra Beaver, our Chief Financial Officer;
•Rui Avelar, M.D., our Chief Medical Officer and Head of Research and Development; and
•Tomoko Yamagishi-Dressler, our Chief Marketing Officer.

Executive Compensation Policies and Practices

What We Do ☑	What We Don’t Do ☒
Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.	No Guaranteed Compensation. No guaranteed cash incentives, equity compensation or salary increases for executive officers.
Independent Compensation Consultant. During 2024, the compensation committee engaged the services of Radford, an Aon Company, to provide information, analysis and other advice to assist with its responsibilities.

No Excise Tax Payments. We do not provide any excise tax reimbursement payments for any severance or change-in-control payments (including “gross-ups”).
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.

No Excessive Perquisites. We provide minimal perquisites and other personal benefits to our NEOs.
Emphasize Long-Term Equity Compensation. The compensation committee uses equity awards to deliver long-term incentive compensation opportunities to our executives, including our NEOs. These equity awards vest over multi-year periods, which serves our long-term value creation goals and retention objectives. In 2024, we included performance-based vesting awards in the equity grant program for our NEOs.

No stock options granted below fair market value. We do not grant any stock options with an exercise price below fair market value.
Prohibition on Hedging and Pledging; Clawback
Policy. Under our Insider Trading Policy, we prohibit our employees from hedging any Evolus securities and from pledging any Evolus securities as collateral for a loan. Our clawback policy provides that we will recover certain excess compensation in the event of an accounting restatement.
No stock option re-pricing. Our stock incentive plan prohibits the repricing of stock options without stockholder approval.
Results of Say-on-Pay Vote
At our 2024 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our NEOs, as disclosed in our 2024 proxy statement. The proposal was supported by approximately 91% of the total votes cast.

After consideration of the positive result of the say-on-pay vote at our 2024 annual meeting of stockholders, the compensation committee determined that our executive compensation policies would be similar for fiscal year 2025 (the first year to begin after the compensation committee received the voting results from the 2024 annual meeting of stockholders) to those in effect for fiscal year 2024.
Our compensation committee will monitor and continue to evaluate our executive compensation program going forward in light of our stockholders’ views and our transforming business needs. Our compensation committee expects to continue to consider the outcome of our “say-on-pay” votes when making future compensation decisions for our NEOs.
Objectives, Philosophy and Elements of Compensation
The overall objectives of our executive compensation policies and programs are to:
•attract, retain and motivate superior executive talent;
•provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention;
•align our executives’ interests with those of our stockholders;
•link pay to Company performance; and
•offer pay opportunities that are competitive with the biotechnology market in which we compete in order to recruit and retain top talent, while maintaining reasonable cost and dilution to our stockholders.
Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans.

The compensation paid to our named executive officers consists of the following components:

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation	• Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled employees
Performance-Based Cash Bonus	Variable, performance-based cash compensation earned based on achieving pre-established annual goals	• Motivate and reward employees to achieve or exceed our current-year performance goals
Long-Term Equity-Based Incentives	Variable equity compensation as described below	• Align the executive’s interest with that of our stockholders and encourage executive decision-making that maximizes value creation over the long term
• Provide a retention incentive through long-term vesting requirements

Types of Long-Term Equity-Based Incentives
	Brief Description	Objectives
Stock Options	Stock options granted to executives generally have an exercise price at fair market value and generally vest annually over four years, subject to continued employment, and have a ten-year term	• Align compensation with stockholders’ interests as the awards have value only to the extent the stock price increases above the grant price (the fair market value of the stock on the grant date)
• Provide a retention incentive
Restricted Stock Units (RSUs)	RSUs granted to executives generally vest annually over four years based on the passage of time and continued employment	• Provide a retention incentive that is aligned with stockholders, even during periods of stock price volatility
• Aid in retention of key employees in a highly competitive market for talent
• Align compensation with stockholders’ interests as the value of the award fluctuates with stock price

Performance Restricted Stock Units (PRSUs)	PRSUs granted to executives are generally earned based on our achievement of pre-established performance or stock price goals and subject to a service-based vesting requirement	• Align compensation with stockholders’ interests as the value of the award fluctuates with stock price • Align compensation with long-term Company performance goals • Provide a retention incentive
How We Determine Executive Compensation
Role of the Compensation Committee and Executive Officers in Setting Executive Compensation
The compensation committee reviews and oversees our executive compensation policies, plans and programs and reviews and determines the compensation to be paid to all of our executive officers, including the named executive officers. Our compensation committee consists solely of directors the board of directors has determined to be independent under applicable listing standards. In making its executive compensation determinations, the compensation committee considers recommendations from the Chief Executive Officer for executive officers other than himself. In making his recommendations, the Chief Executive Officer receives input from our human resources department and has access to various third-party compensation surveys and compensation data provided by the independent compensation consultant to the compensation committee, as described below. While the Chief Executive Officer discusses his recommendations for the other executive officers with the compensation committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. In addition to our Chief Executive Officer, our Chief Financial Officer, Chief People Officer (formerly SVP, Human Resources) and General Counsel and Corporate Secretary may also attend compensation committee meetings from time to time to advise on performance and/or activity in areas with respect to which the executive has particular knowledge or expertise. The compensation committee discusses and makes final determinations with respect to executive compensation matters without any named executive officers or other executive officers present (other than the Chief Executive Officer, as described above). From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in the compensation committee meetings.

The compensation committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis. These annual decisions typically occur in the first quarter of the year, however, decisions may occur during the year for new hires, promotions or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate its authority to approve executive officer compensation.
Role of our Independent Compensation Consultant
The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For purposes of evaluating and deciding on compensation for each of our named executive officers in 2024, the compensation committee retained Radford, an independent compensation consultant, to assist the compensation committee in reviewing our compensation programs and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.
Radford assisted the compensation committee in developing a group of peer companies to use as a reference in making 2024 compensation decisions, evaluating current pay practices and considering different compensation programs and best practices. As described further below, Radford also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term incentive grants against market practices. Radford reported directly to the compensation committee, which maintained the authority to direct their work and engagement, and advised the compensation committee from time to time. Radford interacted with management to gain access to Company information that is required to perform services and to understand the culture and policies of our organization. The compensation committee and Radford met in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding the Chief Executive Officer’s compensation.
Use of Competitive Market Compensation Data
We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for talent. To this end, the compensation committee reviews market data for each executive officer’s position, compiled by Radford, as described below, including information relating to the compensation for executive officers in the commercial stage biotechnology and medical device industry.
In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2024, Radford recommended and the compensation committee selected publicly traded commercial stage companies in the aesthetic, eye and beauty industries with significant sales, marketing and branding. The peer group included selected companies that the compensation committee believed would be appropriate peers based on geography, industry focus, employee size, revenue performance, and market capitalization.
Based on these criteria, in September 2023, Radford recommended, and our compensation committee approved, the following companies as our executive compensation peer group for 2024:

Agenus Inc.	Coherus BioSciences, Inc.
Anika Therapeutics, Inc.	Establishment Labs Holdings Inc.
Arcutis Biotherapeutics, Inc.	Glaukos Corporation
AVITA Medical, Inc.	Harrow, Inc.
Axogen, Inc.	MiMedx Group, Inc.
Bioventus Inc.	Revance Therapeutics, Inc.
Cara Therapeutics, Inc.	The Beauty Health Company
Cutera, Inc.
In January 2024, Radford completed an assessment of executive compensation data based on our peer group to inform the compensation committee’s determination of executive compensation for 2024. The market data used for this assessment was compiled from the selected peer group companies’ publicly disclosed compensation information, or public peer data, and data from the Radford Global Life Sciences Survey with respect to the 2024 selected peer group companies listed above, or the peer survey data. The peer survey data and the public peer data, collectively referred to as “market data”, was reviewed by the compensation committee, with the assistance of Radford, and used as a reference point, in addition to other factors, in setting our named executive officers’ compensation in 2024. The compensation committee refers to the survey data generally and does not focus on any particular company within the survey (other than the peer group companies noted above). The components of the market data were based on the availability of sufficient comparative data for an executive officer’s position.
Radford prepared, and the compensation committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (value based on an approximation of grant date fair value), total target cash compensation (including both base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation).
The compensation committee’s general aim is for compensation to remain competitive with the market, falling above or below the median of the market data as appropriate based on corporate and individual executive performance and other factors the compensation committee deems appropriate. Due to our limited history as a public company and our evolving and growing business, we have not developed a specific market positioning or “benchmark” that we consistently aim for in setting compensation levels; instead our compensation committee determines each element of compensation, and total target cash and direct compensation, for each named executive officer based on various facts and circumstances appropriate for our Company in any given year. Competitive market positioning is only one of several factors, as described below under “Factors Used in Determining Executive Compensation,” that our compensation committee considers in making compensation decisions, and therefore individual named executive officer compensation may fall at varying levels as compared to the market data.
Factors Used in Determining Executive Compensation
Our compensation committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the compensation committee believes that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year and by individual circumstance.
Executive Compensation Program
Base Salary
We have entered into employment agreements with each of our named executive officers, described under “Executive Compensation Tables — Employment Agreements with our Named Executive Officers” below, that establish annual base salaries, which are generally determined, approved and reviewed periodically by our compensation committee in order to compensate our named executive officers for the satisfactory performance of duties to the Company. The following table presents the annual base salaries for each of our named executive officers for the years indicated.

	Base Salary ($)
Name	2024	2025
David Moatazedi	750,000	780,000
Sandra Beaver	483,000	519,100
Rui Avelar, M.D.	519,400	550,600
Tomoko Yamagishi-Dressler	431,600	445,000
Our compensation committee approved a 2025 base salary increase for our named executive officers following the compensation committee's review and consideration of relevant factors, including market data provided by Radford and individual performance. Changes in base salary are not retroactive and are implemented as of the second pay period of February of each year.
Performance-Based Cash Bonuses
Each of our named executive officers serving at the end of 2024, was eligible to receive an annual incentive bonus with a target amount equal to a percentage of his or her salary based on the achievement of corporate goals determined by our compensation committee, as described below.

Target Bonus Percentage for 2024

Name	Target Bonus Percentage 2024
David Moatazedi	100%
Sandra Beaver	45%
Rui Avelar, M.D.	45%
Tomoko Yamagishi-Dressler	45%
Corporate Goals for 2024
The corporate performance goals for our 2024 executive bonus program were set by the compensation committee in January 2024. The table below shows the goals established for our 2024 executive bonus program, the relative weighting of the goals, and actual performance against the goals.

Category	Individual Goal Weight	Objectives	Individual Goal Achievement of Target	Total Weighted Bonus Achievement
Financial Metrics (60%)	35%	Achieve $260M in Net Revenue(1)	102.4%(2)	40.5%
	25%	Achievement of $6M Non-GAAP Operating Loss(3)(4)	127%(5)	31.7%
Key Performance Metrics (35%)	10%	Achievement of specified research and development objectives including submission of pre-market approval applications for the Evolysse™ collection of injectable hyaluronic acid gels, achievement of CE mark certification for the Evolysse collection(6)	100.0%	10.0%
	5%	Achievement of the medical education of a pre-set number of health care practitioners(6)	115.6%	5.8%
	10%	Achievement of pre-set new customer additions and consumer enrollments in the Evolus Rewards consumer loyalty program(6)	120.0%	12.0%
	10%	Achievement of certain pre-set geographical expansion objectives(6)	100.0%	10.0%
Talent (5%)	5%	Achievement of a pre-set regrettable turnover percentage(6)	200.0%	10.0%
Total	100%			120.0%
(1)    For this portion of the bonus program, the threshold for the Net Revenue metric was a 50% payout if the Company achieved $215M in net revenue and a maximum 200% payout if the Company achieves $300M or more in net revenue.
(2)    The Company achieved $266.3M in net revenue.
(3)    For this portion of the bonus program, the threshold for the Non-GAAP Operating Loss metric was a 100% payout if the Company achieved a non-GAAP operating loss of $6M and a maximum 200% payout if the Company achieved a positive non-GAAP operating income.
(4)    Non-GAAP income (loss) from operations is a non-GAAP measure. Non-GAAP income (loss) from operations is derived from our reported GAAP (loss)

from operations. The non-GAAP measure excludes (i) the revaluation of contingent royalty obligations, (ii) stock-based compensation expense, and (iii) depreciation and amortization.
(5)    The Company achieved $0.25M in non-GAAP operating income.
(6)    For this portion of the bonus program, the compensation committee selected a performance goal that it considered aggressive, meaning that it is a goal that was considered achievable, but only with a high degree of diligence and success in execution.
Bonus Amounts Earned for 2024
In January 2025, the compensation committee awarded each of our NEOs the performance bonuses in the amounts reflected in the table below, 120% of each NEO’s target annual bonus.

Name	Annual Target Bonus 2024	Actual Bonus 2024
David Moatazedi	$750,000	$900,000
Sandra Beaver	$217,350	$260,800
Rui Avelar, M.D.	$233,730	$280,500
Tomoko Yamagishi-Dressler	$194,220	$233,100
Long-Term Incentive Compensation
Our equity-based incentive awards are designed to align our interests and the interests of our current and future stockholders with those of our employees, non-employee directors and consultants, including our named executive officers. Our compensation committee is responsible for approving equity grants for our executive officers. All equity compensation awards for our named executive officers in 2024 were granted pursuant to our 2017 Omnibus Incentive Plan.
2024 Equity Awards
In February 2024, each named executive officer was granted (i) a restricted stock unit award , (ii) a stock option award and (iii) a PRSU award (the “PRSU Awards”). Each named executive officer’s restricted stock units and stock options granted in 2024 vest over a period of four years, with one-quarter of the shares subject to each award scheduled to vest annually on each anniversary of the grant date, provided such executive remains in continuous service through the applicable vesting date.
The vesting of shares underlying each named executive officer’s PRSU Award is based on the Company’s revenue and non-GAAP operating profit over a two-year performance period consisting of 2024 and 2025, each weighted as 50% of the PRSU Award. Each award will vest as to 50% of the target number of shares subject to the award upon achievement of a threshold level of performance, 100% of the target number of shares subject to the award upon achievement of a target level of performance and 200% of the target number of shares subject to the award upon achievement of a maximum level of performance. Vesting will be determined on a straight-line basis for performance between those points. To the extent that any RSUs subject to the PRSU Award are eligible to vest based on the achievement of the performance measures, one-half of such RSUs will become vested and payable on each of February 5, 2026 and February 5, 2027. Given our stage in the Company’s lifecycle and business challenges experienced, we believe the revenue and non-GAAP operating profit goals represent the key drivers of the success of the strategic plan and delivering stockholder value. The compensation committee believes that the use of these key financial metrics as equity incentive performance goals is critical to focus management’s efforts on achieving important strategic goals and objectives over both short and long term horizons.

For the February 2024 equity award grants, with respect to Mr. Moatazedi, his restricted stock unit award, stock option award and PRSU award each comprised of approximately 33.3% of the total long term equity compensation granted to him, and with respect to Mrs. Beaver, Dr. Avelar and Mrs. Yamagishi-Dressler, each restricted stock unit award comprised of 40% of the long term equity compensation granted to each executive officer, each stock option award comprised of 40% of the long term equity compensation granted to each executive officer, and each PRSU award comprised of 20% of the long term equity compensation granted to each executive officer.

A summary of the February 2024 equity awards is set forth below.

Name	Restricted Stock Unit Award (# of shares)	Stock Option Award (# of shares)	Performance Restricted Stock Unit Award (# of shares)
David Moatazedi	134,976	181,460	134,977
Sandra Beaver	35,211	47,337	17,606
Rui Avelar, M.D.	35,211	47,337	17,606
Tomoko Yamagishi-Dressler	24,648	33,136	12,324
2024 Chief Medical Officer PRSU Award Grant
In December 2024, to incentivize and reward Dr. Avelar’s performance and contributions to the Company, Dr. Avelar was granted an additional award of 79,052 PRSUs (the “CMO PRSU Award”). The shares underlying the CMO PRSU Award will vest based on the attainment of each of three particular goals related to certain regulatory approvals of the Evolysse™ collection of injectable hyaluronic acid gels for a period beginning in 2025 and ending in 2027. One-third of the shares will vest if the Company receives FDA approval of certain Company products before December 31, 2025 and another one-third will vest based on the approval of an additional particular Company product before each of December 31, 2026 and 2027. A maximum of 100% of shares are eligible to vest based on achievement of the performance goals. The compensation committee believed that the goals under the CMO PRSU Award, while challenging, are attainable with particularly good performance.

Performance under 2023 PRSU Award

The Company granted PRSUs to the named executive officers, except Mrs. Yamagishi-Dressler, in January 2023 that were scheduled to vest: (1) as to six-thirtieths of the award on the date the Company acquired a dermal filler company or product prior to March 31, 2024 and each of the first and second anniversaries of such date and (2) as to an additional four-thirtieths of the award on the date the Company acquired a company or product other than a dermal filler company or product prior to March 31, 2024 and each of the first and second anniversaries of such date. In August 2023, the compensation committee certified that the first milestone had been achieved with the Company’s entry into an exclusive licensing agreement with Symatese S.A.S. In February 2024, the compensation committee certified that the second milestone had been achieved with the Company’s entry into an exclusive licensing agreement with Symatese Aesthetics S.A.S.

Other Features of our Executive Compensation Program
To assist us in attracting and retaining key executives, our NEOs are eligible to participate in the same health, welfare, and insurance benefit plans in which our other salaried employees are generally able to participate. We do not maintain plans providing non-qualified deferred compensation or pension benefits for any of our employees. Beginning in 2021, we began offering supplemental disability insurance to our executive officers.
In May 2018, we adopted the Evolus, Inc. Retirement Plan, a tax‑qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We contribute a $1.00 match for every $1.00 contributed by a participating employee up to 3% of their annual salary, and a $0.50 match for every $1.00 deferred by a participating employee in excess of 3% and up to 5% of their annual salary up to an annual maximum of $7,000 in 2022, $13,200 in 2023 and $13,800 in 2024, with such matching contributions becoming fully vested as of the date on which the contribution is made. Pre‑tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s direction. This retirement plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax‑qualified retirement plan, contributions to this plan and earnings on those contributions are not taxable to the employees until distributed from the plan, and all contributions are deductible by us when made.

Our employment agreements with each of our named executive officers, described under “Executive Compensation Tables — Employment Agreements with our Named Executive Officers” and “Payments Upon Termination or Change in Control” below, provide them certain benefits if their employment is terminated, including a termination following a change in control but excluding a termination by the Company for cause or a voluntary termination by the named executive officer without good reason. The compensation committee believes these benefits are important tools for retaining the services of our named executive officers and helping to align the interests of our named executive officers with those of our stockholders. The details and amounts of these benefits are described below under “Potential Payments Upon Termination or Change in Control.” We provided limited perquisites to our executive officers. During 2024, we paid the cost for Mr. Moatazedi’s spouse to attend, and for certain personal expenses associated with Mr. Moatazedi’s attendance at, the Company’s annual President’s Club event to recognize the Company’s highest performing sales employees. We believe there is a benefit to the business from these expenses, but we disclose them as perquisites in accordance with applicable SEC rules.

We also maintain compensation and governance-related policies, including a clawback policy, insider trading policy and policy on pledging and hedging shares, all as described under “Corporate Governance” above, that we believe represent current best practices.

Policies and Practices Related to the Timing of Grants of Certain Equity Awards
Equity grants made to our named executive officers must be approved by the compensation committee of the board of directors.
Timing of Grants
Our practice is to grant annual equity awards at a regularly-scheduled meeting of the compensation committee held in the first quarter of each year after the Company’s earnings release for the recently-completed fiscal year. In addition, the compensation committee may make grants at other times during the year for new hires or for other reasons, including for job promotions and retention purposes. Our compensation committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Option Exercise Price
The exercise price of a newly granted option is the closing price of the Company’s common stock on the grant date.

COMPENSATION COMMITTEE REPORT
Report of the Compensation Committee of the Board of Directors

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

David Gill
Vikram Malik
Karah Parschauer
Albert G. White III

The foregoing report of the compensation committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Gill, Mr. Malik and Mrs. Parschauer served as members of our compensation committee during all of fiscal year 2024, Mr. Hayman served on as a member of our compensation committee until July 1, 2024, and Mr. White has served as a member of our compensation committee since July 1, 2024. All members of the compensation committee during fiscal year 2024 were independent directors and none of them are current or former employees or officers of the Company or had any relationship with us during fiscal year 2024 requiring disclosure of certain transactions with related persons under SEC rules. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

2024 SUMMARY COMPENSATION TABLE
The following table provides information concerning the compensation paid to our named executive officers for the years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(1)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
David Moatazedi	2024	$743,750	$—	$3,549,882	$1,777,038	$900,000	$28,207	$6,998,877
President and Chief Executive Officer	2023	$687,500	$—	$7,417,415	$2,075,862	$1,017,800	$41,870	$11,240,447
	2022	$596,875	$—	$1,170,002	$1,161,522	$643,200	$27,991	$3,599,590
Sandra Beaver	2024	$477,625	$—	$694,544	$463,571	$260,800	$14,783	$1,911,323
Chief Financial Officer	2023	$437,500	$—	$1,027,634	$691,957	$287,890	$14,756	$2,459,737
	2022	$136,818	$100,000	$330,174	$1,125,002	$135,100	$313	$1,827,407
Rui Avelar, M.D.	2024	$515,725	$—	$1,609,966	$463,571	$280,500	$14,851	$2,884,613
Chief Medical Officer and Head of Research and Development	2023	$487,750	$—	$1,414,034	$691,957	$320,610	$14,827	$2,929,178
	2022	$469,000	$—	$292,498	$290,381	$202,400	$10,633	$1,264,912
Tomoko Yamagishi-Dressler(5)	2024	$429,525	$—	$486,182	$324,501	$233,100	$14,749	$1,488,057
Chief Marketing Officer	2023	$151,302	$35,000	$595,565	$595,563	$271,530	$43,161	$1,692,121
	2022	$—	$—	$—	$—	$—	$—	$—
(1)    Represents the aggregate grant date fair value of stock and option awards granted during the years presented, computed in accordance with FASB ASC Topic 718. See Note 10. Stockholders’ Equity in the Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025, for a discussion of the assumptions we made in determining the grant date fair value of our equity awards.
(2)    As described under “Compensation Discussion and Analysis” above, we granted each of the NEOs an award of performance-based restricted stock units in each of January 2023 (excluding Mrs. Yamagishi-Dressler) and February 2024 the PRSU Awards, that vest based on our achievement of certain operational goals. In December 2024, we granted Dr. Avelar an award of performance-based restricted stock units that vest based on our achievement of certain regulatory approval milestones for a period ending in 2027. In May 2023, we granted Mr. Moatazedi an award of performance-based restricted stock units that vests based on our achievement of certain stock price goals over the five-year period after the grant date of the award (the “Stock Price RSU Award”). As required by applicable SEC rules, the accounting fair value of each of these awards was determined based on the probable outcome (as determined for accounting purposes as of the applicable grant date) of the performance-based conditions applicable to the awards. For these purposes, we determined that for the PRSU Awards and the CMO PRSU Award, the “target” level of performance was the probable outcome of the applicable performance-based conditions, and accordingly, the accounting fair value is included for each NEO as stock award compensation for 2023 and 2024, respectively, based on the “target” number of shares subject to the awards. For the Stock Price RSU Award, the accounting fair value included for Mr. Moatazedi as stock award compensation for 2023 was determined based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the grant date of the award. For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to Note 2. Basis of Presentation - Stock-Based Compensation and Note 9. Stockholders’ Equity in the Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 7, 2024. The Monte Carlo simulation assumptions used in determining the grant date fair value of the Stock Price RSU Award included an assumed expected volatility of the Common Stock price of 88.0%, an assumed risk-free interest rate of 3.49%, and an expected dividend yield on the Common Stock of 0% as the Company has never paid any cash dividends, and utilized the closing price of a share of Common Stock on the date of grant of the award. The following table presents (a) the accounting fair value of the performance-based restricted stock units awarded to the NEOs in 2023 and 2024, respectively (determined as described above as of the grant date of the awards), included in the Stock Awards column for that NEO in the table above and (b) the value of these awards (determined as of the grant date of the award) assuming that the highest level of performance would be achieved:

Performance-Based RSU Awards

Award	Year	Grant Date Fair Value Included in Summary Compensation Table	Grant Date Fair Value Based on Maximum Performance
David Moatazedi – PRSU Award	2024	$1,774,948	$3,549,896
David Moatazedi – PRSU Award	2023	$1,568,301	$1,568,301
David Moatazedi – Stock Price RSU Award	2023	$3,774,000	$5,000,800
Sandra Beaver - PRSU Award	2024	$231,519	$463,038
Sandra Beaver - PRSU Award	2023	$336,067	$336,067
Rui Avelar, M.D. - CMO PRSU Award	2024	$915,422	$915,422
Rui Avelar, M.D. - PRSU Award	2024	$231,519	$463,038
Rui Avelar, M.D. - PRSU Award	2023	$336,067	$336,067
Tomoko Yamagishi-Dressler - PRSU Award	2024	$162,061	$324,122
(3)    As described in the Compensation Discussion and Analysis, these values represent annual performance-based cash bonuses for each NEO paid by us, which were based on achievement of pre-determined financial metrics and key performance metrics by the compensation committee of our board of directors for the years presented.
(4)    The table below shows the components of “All Other Compensation” for each of our NEOs.

	Year	Company 401(k) Matching Contribution (A)	Insurance Premiums (B)	President's Club Sales Incentive Trip (C)	Relocation Expenses (D)
David Moatazedi	2024	$13,800	$1,665	$13,341	$—
	2023	$13,200	$1,665	$27,005	$—
Sandra Beaver	2024	$13,800	$1,583	$—	$—
	2023	$13,200	$1,556	$—	$—
Rui Avelar, M.D.	2024	$13,800	$1,651	$—	$—
	2023	$13,200	$1,627	$—	$—
Tomoko Yamagishi-Dressler	2024	$13,800	$1,549	$—	$—
	2023	$4,150	$516	$—	$38,495
(A) Represents Company matching contributions under the Company’s 401(k) plan.
(B) Represents premiums paid on behalf of NEOs under the Company’s life insurance plan and supplemental disability insurance plan.
(C) Represents the incremental cost for Mr. Moatazedi’s spouse to attend, and certain personal expenses paid for by the Company in connection with Mr. Moatazedi’s attendance at, the Company’s President’s Club event to recognize the Company’s highest performing sales employees.
(D) Represents expenses paid by the Company in connection with Mrs. Yamagishi-Dressler’s relocation in connection with joining the Company.
(5)    Mrs. Yamagishi-Dressler joined the Company as Chief Marketing Officer in August 2023.

Employment Agreements with our Named Executive Officers
We have entered into employment agreements with each of Mr. Moatazedi, Mrs. Beaver, Dr. Avelar and Mrs. Yamagishi-Dressler. The provisions of these agreements regarding severance are discussed under “Potential Payments Upon Termination or Change in Control” below.
Mr. Moatazedi
We entered into an employment agreement with Mr. Moatazedi in May 2018, as amended in August 2022 (the “Moatazedi employment agreement”), under which Mr. Moatazedi serves as our President and Chief Executive Officer. The Moatazedi employment agreement provides that Mr. Moatazedi is an at-will employee and sets forth his initial annual base salary of $550,000 (his current annual base salary is $780,000), and his eligibility to participate in employee benefit plans and programs generally available to other senior executives, as in effect from time to time.
Under the Moatazedi employment agreement, Mr. Moatazedi is entitled to participate in our annual discretionary incentive plan, under which Mr. Moatazedi’s target annual incentive bonus is 100% of his annual base salary, subject to achievement of key performance indicators as determined by our board of directors in consultation with Mr. Moatazedi.
Mrs. Beaver
We entered into an employment agreement with Mrs. Beaver in September 2022 (the “Beaver employment agreement”), under which Mrs. Beaver serves as our Chief Financial Officer. The Beaver employment agreement provides that Mrs. Beaver is an at-will employee and sets forth her initial annual base salary of $440,000 (her current annual base salary is $519,100), and her eligibility to participate in employee benefit plans and programs generally available to other senior executives, as in effect from time to time.
Under the Beaver employment agreement, Mrs. Beaver is entitled to participate in our annual discretionary incentive plan, under which Mrs. Beaver’s target annual incentive bonus is 40% of her annual base salary (increased to 45% in 2023), subject to achievement of key performance indicators as determined by our board of directors.
Dr. Avelar
We entered into an amended and restated employment agreement with Dr. Avelar in August 2022 (the “Avelar employment agreement”), under which Dr. Avelar serves as our Chief Medical Officer and Head of Research and Development. The Avelar employment agreement provides that Dr. Avelar is an at-will employee and sets forth his initial annual base salary of $472,000 (his current annual base salary is $550,600), and his eligibility to participate in employee benefit plans and programs generally available to other senior executives, as in effect from time to time.
Under the Avelar employment agreement, Dr. Avelar is entitled to participate in our annual discretionary incentive plan, under which Dr. Avelar’s target annual incentive bonus is 40% of his annual base salary (increased to 45% in 2023), subject to achievement of key performance indicators as determined by our board of directors.
Mrs. Yamagishi-Dressler
We entered into an employment agreement with Mrs. Yamagishi-Dressler in August 2023 (the “Yamagishi-Dressler employment agreement”), under which Mrs. Yamagishi-Dressler serves as our Chief Marketing Officer. The Yamagishi-Dressler employment agreement provides that Mrs. Yamagishi-Dressler is an at-will employee and sets forth her initial annual base salary of $415,000 (her current annual base salary is $445,000), and her eligibility to participate in employee benefit plans and programs generally available to other senior executives, as in effect from time to time.
Under the Yamagishi-Dressler employment agreement, Mrs. Yamagishi-Dressler is entitled to participate in our annual discretionary incentive plan, under which Mrs. Yamagishi-Dressler’s target annual incentive bonus is 45% of her annual base salary, subject to achievement of key performance indicators as determined by our board of directors.

GRANTS OF PLAN-BASED AWARDS
The following table summarizes the incentive awards granted to each of our named executive officers in 2024.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards
						Threshold (#)	Target (#)	Maximum (#)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price Per Share of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
David Moatazedi	PRSU	2/7/2024	—	—	—	67,488	134,976	269,952	—	—	—	1,774,948
President and Chief Executive Officer	RSU	2/7/2024	—	—	—	—	—	—	134,976	—	—	1,774,934
	Option Grant	2/7/2024	—	—	—					181,460	13.15	1,777,038
	Cash Bonus	–	—	750,000	1,500,000	—	—	—	—	—	—	—
Sandra Beaver	PRSU	2/7/2024	—	—	—	8,803	17,606	35,212	—	—	—	231,519
Chief Financial Officer	RSU	2/7/2024	—	—	—	—	—	—	35,211	—	—	463,025
	Option Grant	2/7/2024	—	—	—	—	—	—	—	47,337	13.15	463,571
	Cash Bonus	–	—	217,350	434,700	—	—	—	—	—	—	—
Rui Avelar, M.D.	PRSU	2/7/2024	—	—	—	8,803	17,606	35,212	—	—	—	231,519
Chief Medical Officer and Head of Research and Development	PRSU	12/12/2024	—	—	—	26,350	79,052	79,052		—	—	915,422
	RSU	2/7/2024	—	—	—	—	—	—	35,211	—	—	463,025
	Option Grant	2/7/2024	—	—	—	—	—	—	—	47,337	13.15	463,571
	Cash Bonus	–	—	233,730	467,460	—	—	—	—	—	—	—
Tomoko Yamagishi-Dressler	PRSU	2/7/2024	—	—	—	6,162	12,324	24,648	—	—	—	162,061
Chief Marketing Officer	RSU	2/7/2024	—	—	—	—	—	—	24,648	—	—	324,121
	Option Grant	2/7/2024	—	—	—	—	—	—	—	33,136	13.15	324,501
	Cash Bonus	–	—	194,220	388,440	—	—	—	—	—	—	—
(1)    Incentive plan awards presented in the table above consist of:
(A)    Annual cash bonuses payable under the Company’s performance-based cash bonus plan. The maximum potential payout is 200% of target for each NEO;
(B)    Awards of PRSUs that only vest upon the achievement of pre-determined operational goals. The PRSUs vest over a two-year performance period, with a maximum potential program payout of 200% of target;
(C)    Annual RSU and stock option awards granted to each NEO under our 2017 Omnibus Incentive Plan, each of which vests annually over four years; and
(D)    Special CMO Award of PRSUs granted to Dr. Avelar on December 12, 2024, which only vests upon the achievement of pre-determined regulatory target goals over a three-year performance period, with a maximum potential payout under this grant of 100% of target.

Please see the Compensation Discussion and Analysis above for more information about our executive incentive compensation programs.

(2)    The amounts shown in these columns represent the possible payouts under the 2024 performance-based cash bonus plan based on achievement levels for certain specified Company performance criteria. The actual amounts paid pursuant to the 2024 performance-based cash bonus plan are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The 2024 performance-based cash incentive plan is described under “Compensation Discussion and Analysis—Performance-Based Cash Bonuses” above.

(3)    Represents the aggregate grant date fair value of stock and option awards granted during 2024, computed in accordance with FASB ASC Topic 718.
As required by applicable SEC rules, the accounting fair value of the PRSU Awards and the CMO PRSU Award was determined based on the probable outcome (as determined for accounting purposes as of the applicable grant date) of the performance-based conditions applicable to the awards. For these purposes, we determined that for the PRSU Awards and the CMO PRSU Award, the “target” level of performance was the probable outcome of the applicable performance-based conditions, and accordingly, the accounting fair value is included for each named executive officer as stock award compensation for 2024 based on the “target” number of shares subject to the awards. For more information on the valuation assumptions used to determine the grant date fair values of equity awards made to executive officers in 2024, see Note 10. Stockholders’ Equity in the Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025.

Description of Plan-Based Awards

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”). The compensation committee administers the 2017 Plan. The compensation committee has authority to interpret the plan provisions and to make all required determinations under the plan. Awards granted under the plan are generally only transferable by the named executive officer by will or the laws of descent and distribution.

Each named executive officer may be entitled to accelerated vesting of his or her outstanding equity incentive awards upon certain terminations of employment with the Company or if the awards are to be terminated in connection with a change in control of the Company. The terms of this accelerated vesting are described in this section and below under “Potential Payments Upon Termination or Change in Control.” In general, if a named executive officer’s employment terminates during the vesting period, any portion of a stock option or stock unit award that has not vested, and does not vest in connection with such termination of employment, will terminate.

Each stock unit subject to an award, including time-based RSUs, and performance-based PRSUs and CMO PRSUs, represents a contractual right to receive one share of our common stock. Payment will be made if and as the awards become vested.

The named executive officers do not have the right to vote, receive dividend equivalents or other distributions, or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of the stock options or stock units subject to these awards.

Stock Options

As identified under “Award Type,” the Grants of Plan-Based Awards table above reports awards of stock options granted to our named executive officers in February 2024 that vest based solely on the executive’s continued employment or service with the Company. Each of the stock options granted to our named executive officers in 2024 is subject to a four-year vesting schedule, with one-quarter of the award vesting on February 7 in each of the four years following the year of the grant date.

The exercise price of each option is the Company’s closing share price on the grant date, or if the grant date is not a trading day, the last trading day before the grant date.

Stock options granted to our named executive officers have a maximum term of ten years. As specified in the relevant stock option award agreements, if the named executive officer’s employment terminates before the expiration date of the option, the option may terminate prior to its scheduled expiration.

Time-Based RSUs

As identified under “Award Type,” the Grants of Plan-Based Awards table above reports awards of RSUs granted to our named executive officers in February 2024 that vest based solely on the executive’s continued employment or service with the Company. Each of the time-based RSUs granted to our named executive officers in 2024 is subject to a four-year vesting schedule, with one-quarter of the award vesting on February 7 in each of the four years following the year of the grant date.

Performance-Based RSUs

As identified under “Award Type,” the Grants of Plan-Based Awards table above report awards of PRSUs granted to our named executive officers in February 2024, or the PRSU Awards that comprise part of each named executive officer’s annual long-term incentive award, in addition to a CMO PRSU Award granted to Dr. Avelar in December 2024.

As described more fully above in the Compensation Discussion and Analysis, the vesting of shares underlying each named executive officer’s PRSU Award is based on the Company’s revenue and non-GAAP operating profit over a two-year performance period consisting of 2024 and 2025, each weighted as 50% of the PRSU Award. Each award will vest as to 50% of the target number of shares subject to the award upon achievement of a threshold level of performance, 100% of the target number of shares subject to the award upon achievement of a target level of performance and 200% of the target number of shares subject to the award upon achievement of a maximum level of performance. Vesting will be determined on a straight-line basis for performance between those points. To the extent that any RSUs subject to the PRSU Award are eligible to vest based on the achievement of the performance measures, one-half of such RSUs will become vested and payable on each of February 5, 2026 and February 5, 2027.

The vesting of shares underlying the CMO PRSU Award granted to Dr. Avelar in December 2024 is measured based on certain regulatory approvals related to the Evolysse™ collection of injectable hyaluronic acid gels for a period beginning in 2025 and ending in 2027. One-third of the shares underlying the CMO PRSU Award will vest if the Company receives FDA approval of certain Company products before December 31, 2025 and another one-third will vest based on the approval of an additional particular Company product before each of December 31, 2026 and 2027. A maximum of 100% of shares are eligible to vest based on achievement of the performance goals.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2024:

	Option Awards(1)						Stock Awards(1)(2)
			Number of Securities Underlying Unexercised Options				Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Grant Date	Total Options Unexercised	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
David Moatazedi	5/6/2018	1,006,079	1,006,079	—	7.28	5/6/2028	—	—	—	—
President and Chief Executive Officer	1/23/2019	125,000	125,000	—	16.19	1/23/2029	—	—	—	—
	1/23/2020	141,910	141,910	—	10.19	1/23/2030	—	—	—	—
	1/27/2021	—	—	—	—	—	66,667(3)	736,004	—	—
	3/26/2021	—	—	—	—	—	12,214(3)	134,843	—	—
	1/24/2022	155,281	1	155,280(3)	5.46	1/24/2032	107,144(3)	1,182,870	—	—
	1/25/2023	257,009	64,252	192,757(3)	11.04	1/25/2033	140,946(3)	1,556,044	—	—
	1/27/2023	—	—	—	—	—	51,001(4)	563,051	—	—
	5/8/2023	—	—	—	—	—	—	—	560,000(5)	6,182,400
	2/7/2024	181,460	—	181,460(3)	13.15	2/7/2034	134,976(3)	1,490,135	134,977(6)	1,490,146
Sandra Beaver	9/5/2022	169,158	84,578	84,580(3)	9.06	9/5/2032	18,222(3)	201,171	–	—
Chief Financial Officer	1/25/2023	85,670	21,417	64,253(3)	11.04	1/25/2033	46,982(3)	518,681	–	—
	1/27/2023	—	—	—	—	—	10,929(4)	120,656	—	—
	2/7/2024	47,337	—	47,337(3)	13.15	2/7/2034	35,211(3)	388,729	17,606(6)	194,370
Rui Avelar, M.D.	1/6/2018	189,682	189,682	—	9.98	1/6/2028	—	—	—	—
Chief Medical Officer and Head of Research and Development	1/23/2019	60,000	60,000	—	16.19	1/23/2029	—	—	—	—
	1/23/2020	45,000	45,000	—	10.19	1/23/2030	—	—	—	—
	1/27/2021	—	—	—	—	—	22,500(3)	248,400	—	—
	1/24/2022	77,640	38,820	38,820(3)	5.46	1/24/2032	26,786(3)	295,717	—	—
	1/25/2023	85,670	21,417	64,253(3)	11.04	1/25/2033	73,232(3)	808,481	—	—
	1/27/2023	—	—	—	—	—	10,929(4)	120,656	—	—
	2/7/2024	47,337	—	47,337(3)	13.15	2/7/2034	35,211(3)	388,729	17,606(6)	194,370
	12/12/2024	—	—	—	—	—	26,351(3)	290,915	52,702(7)	581,830
Tomoko Yamagishi-Dressler	8/21/2023	83,555	20,888	62,667(3)	9.40	8/21/2033	47,519(3)	524,610	—	—
Chief Marketing Officer	2/7/2024	33,136	—	33,136(3)	13.15	2/7/2034	24,648(3)	272,114	12,324(6)	136,057
(1)    Unless otherwise noted, all of the equity awards set forth above have been granted under the 2017 Plan. Mrs. Beaver’s stock options and restricted stock units granted on September 5, 2022 were granted pursuant to an Inducement Stock Option Award Agreement and an Inducement Restricted Stock Unit Award Agreement, respectively, and Mrs. Yamagishi-Dressler’s stock options and restricted stock units granted on August 21, 2023 were granted pursuant to an Inducement Stock Option Award Agreement and an Inducement Restricted Stock Unit Award Agreement, respectively.
(2)    Reflects restricted stock units, each of which represents a contingent right to receive one share of our common stock. The market value of such awards, as presented here, was calculated based on the $11.04 closing price of a share of our common stock as of December 31, 2024 (which was the last trading day in our fiscal year).
(3)    Reflects the unvested portions of the stock option and restricted stock unit awards that comprise each NEO’s annual long-term equity incentive award. Twenty-five percent of the total shares subject to each option or comprising the restricted stock unit award vest each year on the first four anniversaries of the grant dates set forth above, subject to the NEO’s continuous service through each vesting date.
(4)    Reflects the unvested portion of the PRSUs awarded in January 2023, 20% of which are scheduled to vest on May 9, 2025 and 13% of which are scheduled to vest on December 20, 2025, in each case subject to continuous service through the applicable vesting date. For a discussion of the vesting of 2023 PRSU awards in 2024, please see the “Compensation Discussion and Analysis—Performance under 2023 PRSU Award” above.

(5)    Reflects Mr. Moatazedi’s May 2023 Stock Price-Based RSU Award. This award is subject to both time-based and performance-based vesting conditions. The time-based vesting conditions are satisfied with respect to 25% of the award on each of the first four anniversaries of the grant date. The performance-based vesting condition will be met with respect to 40% of the award if the Company achieves a average per-share closing price for twenty consecutive days that equals or exceeds $30 and 60% of the award if the Company achieves such average share price that equals or exceeds $50.00 within the period beginning on the grant date and ending on the fifth anniversary of the grant date. No portion of the award has actually vested because neither of the applicable share price goals has yet been achieved.
(6)    Reflects the unvested PRSUs awarded in February 2024 at the target level of performance. The vesting of shares underlying each named executive officer’s PRSU Award is based on the Company’s revenue and non-GAAP operating profit over a two-year performance period consisting of 2024 and 2025, each weighted as 50% of the PRSU Award. Each award will vest as to 50% of the target number of shares subject to the award upon achievement of a threshold level of performance, 100% of the target number of shares subject to the award upon achievement of a target level of performance and 200% of the target number of shares subject to the award upon achievement of a maximum level of performance. Vesting will be determined on a straight-line basis for performance between those points. To the extent that any RSUs subject to the PRSU Award are eligible to vest based on the achievement of the performance measures, one-half of such RSUs will become vested and payable on each of February 5, 2026 and February 5, 2027, in each case subject to continuous service through the applicable vesting date.
(7)    Reflects Dr. Avelar’s December 2024 CMO PRSU Award. One-third of the shares underlying the CMO PRSU Award will vest if the Company receives FDA approval of certain Company products before December 31, 2025 and another one-third will vest based on the approval of an additional particular Company product before each of December 31, 2026 and 2027.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2024
The following table presents information regarding the options exercised by each NEO and the common stock acquired by each NEO upon the vesting of equity awards during fiscal year 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
David Moatazedi	331,218	$2,092,268	411,351	$5,078,643
Sandra Beaver	—	$—	40,072	$501,202
Rui Avelar, M.D.	—	$—	82,104	$969,104
Tomoko Yamagishi-Dressler	—	$—	15,839	$248,039
(1)    The dollar amounts shown are determined by multiplying the number of shares that vested (or, in the case of options, were exercised) by the per-share closing price of our common stock on the vesting date (or, in the case of options, the option exercise date).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The information in this section describes the benefits that may become payable to our named executive officers in connection with a termination of their employment with the Company and/or a change in control of the Company as of December 31, 2024.

Mr. Moatazedi

Under the Moatazedi employment agreement and subject to Mr. Moatazedi executing a release of claims, upon the Company’s termination of Mr. Moatazedi’s employment without cause or if Mr. Moatazedi resigns for “good reason” (as defined in the Moatazedi employment agreement), the Company is required to pay severance to Mr. Moatazedi equal to (i) eighteen months of his base salary paid in a lump sum plus an amount equal to his target annual bonus for the calendar year in which such termination occurs, (ii) a lump sum payment of the amount Mr. Moatazedi would be expected to pay in order to continue medical coverage pursuant to COBRA for eighteen months and (iii) a lump sum payment of Fifteen Thousand Dollars ($15,000) as outplacement assistance. If, however, such a termination of Mr. Moatazedi’s employment occurs within three months prior to, upon, or within twelve months after a “change in control” event (as defined in the Moatazedi employment agreement), Mr. Moatazedi is instead entitled, subject to Mr. Moatazedi executing a release of claims, to the following benefits: (i) severance equal to twenty-four months of his base salary paid in a lump sum plus 150% of his annual target bonus for the calendar year in which such termination occurs, (ii) a lump sum payment of the amount Mr. Moatazedi would be expected to pay in order to continue medical coverage pursuant to COBRA for eighteen months, (iii) a lump sum payment of Fifteen Thousand Dollars ($15,000) as outplacement assistance and (iv) accelerated vesting of all time- and service-based vesting conditions applicable to his outstanding Company equity awards (with any performance-based vesting to be determined as provided in the applicable award agreement). Payments or benefits payable to Mr. Moatazedi under his employment agreement or otherwise will, to the extent applicable, either be reduced to avoid excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, or be paid in full (with Mr. Moatazedi paying any such excise taxes), whichever option places him in the best after-tax position.

Mrs. Beaver

Under the Beaver employment agreement and subject to Mrs. Beaver executing a release of claims, upon the Company’s termination of Mrs. Beaver’s employment without cause or if Mrs. Beaver resigns for “good reason” (as defined in the Beaver employment agreement), the Company is required to pay severance to Mrs. Beaver equal to (i) twelve months of her base salary paid in a lump sum plus a pro-rated portion of her annual bonus payable for the calendar year in which such termination occurs, (ii) a lump sum payment of the amount Mrs. Beaver would be expected to pay in order to continue medical coverage pursuant to COBRA for twelve months and (iii) a lump sum payment of Fifteen Thousand Dollars ($15,000) as outplacement assistance. If, however, such a termination of Mrs. Beaver’s employment occurs within three months prior to, upon, or within twelve months after a “change in control” event (as defined in the Beaver employment agreement), Mrs. Beaver is instead entitled, subject to Mrs. Beaver executing a release of claims, to the following benefits: (i) severance equal to eighteen months of her base salary paid in a lump sum plus 100% of her annual target bonus payable for the calendar year in which such termination occurs, (ii) a lump sum payment of the amount Mrs. Beaver would be expected to pay in order to continue medical coverage pursuant to COBRA for eighteen months, (iii) a lump sum payment of Fifteen Thousand Dollars ($15,000) as outplacement assistance and (iv) accelerated vesting of all time- and service-based vesting conditions applicable to her outstanding Company equity awards (with any performance-based vesting to be determined as provided in the applicable award agreement). Payments or benefits payable to Mrs. Beaver under her employment agreement or otherwise will, to the extent applicable, either be reduced to avoid excise taxes under Section 280G of the Code or be paid in full (with Mrs. Beaver paying any such excise taxes), whichever option places her in the best after-tax position.

Dr. Avelar

Under the Avelar employment agreement and subject to Dr. Avelar executing a release of claims, upon the Company’s termination of Dr. Avelar’s employment without cause or if Dr. Avelar resigns for “good reason” (as defined in the Avelar employment agreement), the Company is required to pay severance to Dr. Avelar equal to (i) twelve months of his base salary paid in a lump sum plus a pro-rated portion of his annual bonus payable for the calendar year in which such termination occurs, (ii) a lump sum payment of the amount Dr. Avelar would be expected to pay in order to continue medical coverage pursuant to COBRA for twelve months and (iii) a lump sum payment of Fifteen Thousand Dollars ($15,000) as outplacement assistance. If, however, such a termination of Dr. Avelar’s employment occurs within three months prior to, upon, or within twelve months after a “change in control” event (as defined in the Avelar employment agreement), Dr. Avelar is instead entitled, subject to Dr. Avelar executing a release of claims, to the following benefits: (i) severance equal to eighteen months of his base salary paid in a lump sum plus 100% of his annual target bonus payable for the calendar year in which such termination occurs, (ii) a lump sum payment of the amount Dr. Avelar would be expected to pay in order to continue medical coverage pursuant to COBRA for eighteen months, (iii) a lump sum payment of Fifteen Thousand Dollars ($15,000) as outplacement assistance and (iv) accelerated vesting of all time- and service-based vesting conditions applicable to his outstanding Company equity awards (with any performance-based vesting to be determined as provided in the applicable award agreement). Payments or benefits payable to Dr. Avelar under his employment agreement or otherwise will, to the extent applicable, either be reduced to avoid excise taxes under Section 280G of the Code or be paid in full (with Dr. Avelar paying any such excise taxes), whichever option places him in the best after-tax position.

Mrs. Yamagishi-Dressler

Under the Yamagishi-Dressler employment agreement and subject to Mrs. Yamagishi-Dressler executing a release of claims, upon the Company’s termination of Mrs. Yamagishi-Dressler’s employment without cause or if Mrs. Yamagishi-Dressler resigns for “good reason” (as defined in the Yamagishi-Dressler employment agreement), the Company is required to pay severance to Mrs. Yamagishi-Dressler equal to (i) twelve months of her base salary paid in a lump sum plus a pro-rated portion of her annual bonus payable for the calendar year in which such termination occurs, (ii) a lump sum payment of the amount Mrs. Yamagishi-Dressler would be expected to pay in order to continue medical coverage pursuant to COBRA for twelve months and (iii) a lump sum payment of Fifteen Thousand Dollars ($15,000) as outplacement assistance. If, however, such a termination of Mrs. Yamagishi-Dressler ’s employment occurs within three months prior to, upon, or within twelve months after a “change in control” event (as defined in the Yamagishi-Dressler employment agreement), Mrs. Yamagishi-Dressler is instead entitled, subject to Mrs. Yamagishi-Dressler executing a release of claims, to the following benefits: (i) severance equal to eighteen months of her base salary paid in a lump sum plus 100% of her annual target bonus payable for the calendar year in which such termination occurs, (ii) a lump sum payment of the amount Mrs. Yamagishi-Dressler would be expected to pay in order to continue medical coverage pursuant to COBRA for eighteen months, (iii) a lump sum payment of Fifteen Thousand Dollars ($15,000) as outplacement assistance and (iv) accelerated vesting of all time- and service-based vesting conditions applicable to her outstanding Company equity awards (with any performance-based vesting to be determined as provided in the applicable award agreement). Payments or benefits payable to Mrs. Yamagishi-Dressler under her employment agreement or otherwise will, to the extent applicable, either be reduced to avoid excise taxes under Section 280G of the Code or be paid in full (with Mrs. Yamagishi-Dressler paying any such excise taxes), whichever option places her in the best after-tax position.

Equity Awards

Under the terms of the 2017 Plan, if there is a change in control of the Company, each award granted under the plan that is not assumed, converted or replaced (or, if the award is so assumed and, within two years after the change in control, the grantee is involuntarily terminated, including termination without “cause” or resignation for “good reason”) will automatically accelerate and become vested and, in the case of options, exercisable, with performance awards vesting at the greater of target or actual achievement as of the fiscal quarter preceding the change in control.

Our outstanding awards granted to the named executive officers generally provide that, upon a change in control, all PRSUs that are then outstanding and unvested will become vested and payable immediately if the named executive officer is terminated from Company without cause on, immediately prior to, or within two years after a change in control. Upon the named executive officer’s “death” or “disability,” as defined in the 2017 Plan, options become fully exercisable and RSUs, excluding PRSUs, become fully vested and payable.

ESTIMATED SEVERANCE AND CHANGE IN CONTROL BENEFITS
The information in this section sets forth the value of benefits and payments to each of the named executive officers who was employed by us on December 31, 2024 upon the triggering events indicated and is based upon the terms of the employment agreements and equity award agreements in effect as of December 31, 2024 as described in “Potential Payments Upon Termination or Change in Control” above. As required by applicable SEC rules, the estimated values in this section assume that the triggering event took place on December 31, 2024. None of our named executive officers is entitled to termination payments or benefits upon a voluntary resignation (without “good reason”) or upon a termination by the Company for cause.

Name	Benefit	Involuntary Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	Involuntary Termination Without Cause Not in Connection with a Change in Control	Death or Disability
David Moatazedi	Salary Severance	$1,500,000	$1,125,000	$750,000
President and Chief Executive Officer	Bonus Severance	$1,125,000	$750,000	$750,000
	Outplacement Assistance	$15,000	$15,000	—
	Vesting Acceleration	$15,704,285	—	$8,405,778
	COBRA Payments	$50,843	$50,843	—
	Benefit Total	$18,395,128	$1,940,843	$9,905,778

Sandra Beaver	Salary Severance	$724,500	$483,000	—
Chief Financial Officer	Bonus Severance	$217,350	$260,800	—
	Outplacement Assistance	$15,000	$15,000	—
	Vesting Acceleration	$3,035,389	—	$2,691,848
	COBRA Payments	$50,843	$33,895	—
	Benefit Total	$4,043,082	$792,695	$2,691,848

Rui Avelar, M.D.	Salary Severance	$779,100	$519,400	—
Chief Medical Officer and Head of Research and Development	Bonus Severance	$233,730	$280,500	—
	Outplacement Assistance	$15,000	$15,000	—
	Vesting Acceleration	$3,950,029	—	$2,691,066
	COBRA Payments	$50,843	$33,895	—
	Benefit Total	$5,028,702	$848,795	$2,691,066
				—
Tomoko Yamagishi-Dressler	Salary Severance	$647,400	$431,600	—
Chief Marketing Officer	Bonus Severance	$194,220	$233,100	—
	Outplacement Assistance	$15,000	$15,000	—
	Vesting Acceleration	$1,704,039	—	$1,541,978
	COBRA Payments	$50,843	$33,895	—
	Benefit Total	$2,611,502	$713,595	$1,541,978
(1)    This table assumes that equity awards outstanding under our 2017 Plan would be substituted for, assumed, or otherwise continued following a change in control transaction. If the awards were not substituted for, assumed, or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested in connection with the change in control and not upon a subsequent severance event. In these cases, the value of the accelerated equity award vesting in connection with the change in control would, for each NEO and assuming that the change in control and termination of the awards occurred on December 31, 2024, be the same as the accelerated vesting value set forth above for the NEO under the “Involuntary Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control” column. The value of the accelerated vesting of equity awards in the tables above was based on the closing price of our common stock on the last trading day of the year, $11.04 (in the case of stock options that would have accelerated, any positive difference between that closing price of our common stock less the applicable exercise price of the option).

CEO PAY RATIO

Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee, as well as the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our chief executive officer, David Moatazedi (“Chief Executive Officer Pay Ratio”). To identify our median employee, we used the following methodology:

•To determine our total population of employees, we included all full-time and part-time employees as of December 31, 2024.
•To identify our median employee from our employee population, we calculated the annual target amount of each employee’s (other than Mr. Moatazedi) 2024 base salary using a reasonable estimate of the hours worked and no overtime for hourly employees, bonus or commission, as applicable, and the aggregate grant date fair value of equity awards granted in 2024 as our compensation measure that we consistently applied to all employees.
•In making this determination, we annualized the base salary and target bonus compensation of employees who were employed by us for less than the entire fiscal year.

For 2024, the annual total compensation of our median employee was $203,184, and the annual total compensation of our chief executive officer, as reported in the Summary Compensation Table included in this Proxy Statement, was $6,998,877. Based on this information, for 2024, the Chief Executive Officer Pay Ratio was approximately 34 to 1.

The Chief Executive Officer Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither our compensation committee nor our management used our Chief Executive Officer Pay Ratio measure in making compensation decisions.

PAY VERSUS PERFORMANCE
The following summarizes the relationship between the total compensation paid to our chief executive officer (“CEO”) and our other named executive officers and our financial performance for the fiscal years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO” and our named executive officers other than our CEO are referred to as our “Non-PEO NEOs”):
2024 Pay Versus Performance Table

Fiscal Year	Summary Compensation Table Total for CEO (1)(2)	Compensation Actually Paid to CEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (1)(2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Peer Group Total Shareholder Return (4)	Value of Initial Fixed $100 Investment Based On TSR (5)	Net Income (Loss) (In Thousands) (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2024	$6,998,877	$4,809,987	$2,094,664	$2,035,205	$90.58	$169.59	$(50,420)
2023	$11,240,447	$13,563,751	$2,694,458	$3,122,361	$91.84	$161.75	$(61,685)
2022	$3,599,590	$5,819,944	$1,508,272	$1,131,158	$90.11	$115.36	$(74,412)
(1)    Mr. Moatazedi was our CEO for each of the fiscal years included in the table above. For fiscal year 2024, our Non-PEO NEOs were Mrs. Beaver, Dr. Avelar and Mrs. Yamagishi-Dressler. For fiscal year 2023, our Non-PEO NEOs were Mrs. Beaver and Dr. Avelar. For fiscal year 2022, our Non-PEO NEOs were Mrs. Beaver, Dr. Avelar and Lauren Silvernail, our former Chief Financial Officer.
(2)    See the Summary Compensation Table above for the total compensation for our CEO for each fiscal year covered in the table. The average total compensation for the Non-PEO NEOs for each of 2024 and 2023 was calculated from the Summary Compensation Table above. The average total compensation for the Non-PEO NEO(s) for 2022 was calculated from the Summary Compensation Table as disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission in 2023.
(3)    For purposes of this table, the compensation actually paid (also referred to as “CAP”) to each of our NEOs (including, for purposes of this table, former NEOs who are included in the Non-PEO NEO group for the applicable year) means the NEO’s total compensation as reflected in the Summary Compensation Table for the applicable fiscal year and adjusted for the following with respect to each named executive officer:
1.Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year,
2.Plus the fiscal year-end value of option and stock awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,
3.Plus/(less) the change in value as of the end of the covered fiscal year as compared to the value at the end of the prior fiscal year for option and stock awards which were granted in prior fiscal years and were outstanding and unvested at the end of the covered fiscal year,
4.Plus the vesting date value of option and stock awards which were granted and vested during the same covered fiscal year,
5.Plus/(less) the change in value as of the vesting date as compared to the value at the end of the prior fiscal year for option and stock awards which were granted in prior fiscal years and vested in the covered fiscal year,
6.Less, as to any option and stock awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year.
In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each fiscal year and the footnotes to the Summary Compensation Table that appear in our annual Proxy Statement.
The table above reflects the CAP (determined as noted above) for our CEO and, for our Non-PEO NEOs, the average of the CAP determined for the Non-PEO NEOs for each of the fiscal years shown in the table.

The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our CEO.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)
Total Compensation Reported in the Summary Compensation Table	$6,998,877	$11,240,447	$3,599,590
(-) Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	5,326,920	9,493,277	2,331,524
(+) Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	4,229,361	9,116,924	3,352,269
(+) Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(1,604,462)	1,595,693	340,037
(+) Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	299,278	—
(+) Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	513,131	804,686	859,572
Compensation Actually Paid	$4,809,987	$13,563,751	$5,819,944
The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for a fiscal year to the average of the Compensation Actually Paid for the Non-PEO NEOs for that fiscal year.

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2024 ($)	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)
Total Compensation Reported in the Summary Compensation Table	$2,094,664	$2,694,458	$1,508,272
(-) Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	1,347,445	1,912,791	970,245
(+) Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	1,108,961	1,717,226	657,324
(+) Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	10,298	399,102	34,210
(+) Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	64,127	—
(+) Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	168,727	160,239	25,995
(-) Fair Value at Prior Fiscal Year-End of Options and Stock Awards Forfeited During Fiscal Year	—	—	124,398
Compensation Actually Paid	$2,035,205	$3,122,361	$1,131,158
(4)    Peer group TSR represents the cumulative growth of a hypothetical $100 investment made as of December 31, 2021 in the Nasdaq Biotechnology Index.
(5)     TSR represents cumulative total stockholder return on a fixed investment of $100 in the Company’s common stock for the period beginning on the last trading day of fiscal year 2021 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last three fiscal years against the Company’s total stockholder return (calculated as described above) and the Company’s peer group total stockholder return (calculated as described above) over that period of time.

$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
Compensation Actually Paid (In Millions)
$200.00
$150.00
$100.00
$50.00
$0.00
Value of $100 Investment from 12/31/2021
2022
2023
2024
Year
CAP for CEO
Average CAP for Non-PEO NEOs
EOLS TSR
NASDAQ Biotech TSR

(6)    This column shows the Company’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last three fiscal years against the Company’s net income for each of those years.

$20
$15
$10
$5
$0
Compensation Actually Paid (In Millions)
$(40)
$(50)
$(60)
$(70)
$(80)
Net Income (Loss) (In Millions)
2022
2023
2024
Year
CAP for CEO
Average CAP for Non-PEO NEOs
Net Income (Loss)

Required Tabular Disclosure of Most Important Financial Performance Measures

As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•Net revenues
•Non-GAAP operating expenses
•Non-GAAP income (loss) from operations

Non-GAAP operating expenses and non-GAAP income (loss) from operations are non-GAAP financial measures. Please refer to the detailed definitions of these key financial measures, and the reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, in our press release filed as Exhibit 99.1 to the Form 8-K filed with the Securities and Exchange Commission on March 4, 2025.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2024 with respect to shares of common stock that may be issued under the 2017 Plan, which was approved by our stockholders, and certain inducement grants that were not made under the 2017 Plan, as described in footnote (4) below, and the Company’s Employee Stock Purchase Plan (the “ESPP”), approved by stockholders at the 2024 annual meeting:
COMMON STOCK ISSUABLE UNDER EQUITY PLAN

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (c)
Equity compensation plans approved by stockholders(2)	9,326,932	(3)	$10.23	4,184,982
Equity compensation plans not approved by stockholders(4)	1,158,988		$10.84	1,105,788
Totals	10,485,920			5,290,770
(1)    The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of restricted stock units, since restricted stock units have no exercise price.
(2)    Consists of shares issuable under the 2017 Plan and ESPP. The number of securities remaining available for future issuance under the 2017 Plan and ESPP (column (c) in the table above) reflects 9,326,932 shares available for new award grants under the 2017 Plan and 579,648 shares under the ESPP as of December 31, 2024 (giving effect to annual increases, as described in the next sentence, through that date). The number of shares available for grant under the 2017 Plan increases on each anniversary of November 21, 2017 by an amount equal to 4% of the total issued and outstanding shares of our common stock as of such anniversary (or such lesser number of shares as may be determined by our board of directors). Shares issuable under the 2017 Plan may be used for any type of award authorized under the plan, including stock options, stock appreciation rights, restricted stock and restricted stock units, including performance-based restricted stock units. The number of shares available for grant under the ESPP increases on each anniversary of March 5, 2024 by an amount equal to the lesser of 1% of the total issued and outstanding shares of our common stock as of such anniversary, 579,648 shares, or such lesser number of shares as may be determined by our board of directors.
(3)    Consists of 5,592,371 shares of common stock issuable upon the exercise of stock options and 3,734,561 shares of common stock deliverable upon settlement of restricted stock units, in each case granted under the 2017 Plan.
(4)    Consists of awards granted to certain individuals as an inducement to their commencing employment with the Company in accordance with Nasdaq listing rule 5635(c)(4), which provides an exemption for such inducement grants to be made under plans that have not been approved by stockholders. The shares reported in column (a) of the table consist of 305,985 shares of common stock issuable upon the exercise of stock options granted under our 2023 Inducement Incentive Plan (the “Inducement Plan”) described below and 534,549 shares of common stock deliverable upon settlement of restricted stock units granted under the Inducement Plan. In addition, column (a) includes a total 252,713 shares of common stock issuable upon the exercise of stock options and 65,741 shares of common stock deliverable upon settlement of restricted stock units, that were granted to Mrs. Beaver in September 2022 and to Mrs. Yamagishi-Dressler in August 2023 (prior to the adoption of the Inducement Plan) as an inducement to their joining the Company.
In September 2023, the Company adopted the Inducement Plan. On December 12, 2024, the Inducement Plan was amended. A total of 2,000,000 shares of our common stock may be issued pursuant to awards granted under the Inducement Plan. The shares reported in column (c) of the table above reflect shares available for new award grants under the Inducement Plan as of December 31, 2024. Shares issuable under the Inducement Plan may be used for any type of award authorized under the plan, including nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, so long as the award is granted as an inducement to the award recipient commencing employment with the Company. The Inducement Plan (as well as the inducement awards granted to Mrs. Beaver in September 2022 and Mrs. Yamagishi-Dressler in August 2023, prior to the adoption of the Inducement Plan) is administered by the compensation committee and generally includes provisions similar to those of the 2017 Plan described above. Equity compensation plans not approved by stockholders consists of (i) the Company’s outstanding inducement award grants not made under the 2017 Plan and (ii) the Inducement Plan and inducement awards outstanding under that plan. The number of securities remaining available for future issuance under the Inducement Plan (column (c) in the table above) reflects the number of shares available for new award grants as of December 31, 2024. Shares issuable under the Inducement Plan may be used for any type of award authorized under the plan, including stock options, stock appreciation rights, restricted stock and restricted stock units.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors and any persons owning ten percent or more of our common stock to file reports with the SEC to report their beneficial ownership of and transactions in our securities.
Based solely upon a review of the Section 16(a) reports that have been electronically filed with the SEC, along with written representations from our executive officers and directors, we believe that all required reports were timely filed during 2024, except for the inadvertent late filing of a Form 4 for Karah Parschauer on February 2, 2024 for a transaction dated January 30, 2024.

Security Ownership of
Certain Beneficial Owners and Management
The following table sets forth the number of outstanding shares of common stock beneficially owned, except as otherwise indicated in the footnotes to the table below, and the percentage of common stock beneficially owned, as of April 18, 2025, by:
•each person known to us to be the beneficial owner of more than five percent of our then-outstanding common stock;
•each director and named executive officer; and
•all of our directors and executive officers as a group.
The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire by June 17, 2025 (60 days after April 18, 2025) through the exercise or conversion of a security or other right. Unless otherwise indicated or pursuant to applicable community property laws, the Company believes that each of the stockholders listed below has sole investment and voting power with respect to the shares indicated as beneficially owned below, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose.
The percentage of beneficial ownership in the table below is based on 64,470,589 shares of common stock deemed to be outstanding as of April 18, 2025.

Beneficial owner	Shares Beneficially Owned	% of Total Voting Power
Named Executive Officers and Directors
David Moatazedi(1)	1,668,191	2.5%
Rui Avelar, M.D.(2)	653,276	1.0%
Sandra Beaver(3)	196,842	*
Tomoko Yamagishi-Dressler(4)	43,274	*
Vikram Malik(5)	369,658	*
Simone Blank(5)(6)	656,276	1.0%
David Gill(7)	141,296	*
Karah Parschauer(8)	121,119	*
Brady Stewart(9)	75,217	*
Albert White III(10)	2,786	*
All executive officers and directors as a group (10 persons)(11)	3,927,935	5.9%
Greater than 5% Holders
Perceptive Life Sciences Master Fund, Ltd.(12)	5,356,622	8.3%
Tang Capital Management, LLC(13)	4,847,399	7.5%
BlackRock, Inc.(14)	4,364,896	6.8%
*    Less than 1%
(1) Includes options to purchase 1,524,499 shares of common stock exercisable within 60 days of April 18, 2025 and 30,601 shares of common stock deliverable within 60 days of April 18, 2025 pursuant to performance restricted stock unit awards.
(2) Includes options to purchase 407,580 shares of common stock exercisable within 60 days of April 18, 2025 and 6,558 shares of common stock deliverable within 60 days of April 18, 2025 pursuant to performance restricted stock unit awards.
(3) Includes options to purchase 139,246 shares of common stock exercisable within 60 days of April 18, 2025 and 6,558 shares of common stock deliverable within 60 days of April 18, 2025 pursuant to performance restricted stock unit awards.
(4) Includes options to purchase 29,172 shares of common stock exercisable within 60 days of April 18, 2025.
(5) Includes options to purchase 103,746 shares of common stock exercisable within 60 days of April 18, 2025.
(6) Includes 482,783 shares of common stock held by Dental Innovations Apus Investment BV (“DIAI”). As the sole beneficial holder of DIAI, Ms. Blank may be deemed to share voting and dispositive power over the shares held by DIAI.
(7) Includes options to purchase 107,332 shares of common stock exercisable within 60 days of April 18, 2025.
(8) Includes options to purchase 96,300 shares of common stock exercisable within 60 days of April 18, 2025.
(9) Includes options to purchase 23,952 shares of common stock exercisable within 60 days of April 18, 2025.
(10) Includes options to purchase 2,786 shares of common stock exercisable within 60 days of April 18, 2025.
(11) Consists of an aggregate of: options to purchase 2,538,359 shares of common stock exercisable within 60 days of April 18, 2025 and 43,717 shares of common stock deliverable within 60 days of April 18, 2025 pursuant to performance restricted stock unit awards.

(12) Beneficial ownership is as of September 30, 2024 and is based on information set forth in a Schedule 13G/A filed by Perceptive Advisors LLC on November 14, 2024. Perceptive Advisors LLC is the investment manager to Perceptive Life Sciences Master Fund, Ltd. and may be deemed to beneficially own the securities directly held by Perceptive Life Sciences Master Fund, Ltd. Joseph Edelman is the managing member of Perceptive Advisors LLC and Mr. Edelman may be deemed to beneficially own the shares held by Perceptive Life Sciences Master Fund, Ltd. Perceptive Life Sciences Master Fund, Ltd. reports that it holds shared voting and shared dispositive power with respect to 5,356,622 shares. The address of Perceptive is 51 Astor Place, 10th Floor, New York, NY 10003.
(13) Beneficial ownership is as of September 30, 2024 and is based on information set forth in a Schedule 13G/A jointly filed by Tang Capital Management, LLC, Tang Capital Partners, LP, Tang Capital Partners III, Inc., Tang Capital Partners IV, Inc., and Kevin Tang with the SEC on November 14, 2024, Tang Capital Management, LLC shares voting and dispositive power over the shares with Tang Capital Partners, LP, Tang Capital Partners III, Inc., Tang Capital Partners IV, Inc., and Kevin Tang. Tang Capital Management, LLC is the general partner of Tang Capital Partners, LP, and Kevin Tang is the manager of Tang Capital Management, LLC and the Chief Executive Officer of Tang Capital Partners III, Inc. and Tang Capital Partners IV, Inc. Mr. Tang disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. The address of Tang Capital Management, LLC, Tang Capital Partners, LP, and Kevin Tang is 4747 Executive Drive, Suite 210, San Diego, CA 92121. The address of Tang Capital Partners III, Inc. and Tang Capital Partners IV, Inc. is 5955 Edmond Street, Las Vegas, NV 89118.
(14) Beneficial ownership is as of December 31, 2024 and is based on information set forth in a Schedule 13G filed by BlackRock, Inc. on February 5, 2025. BlackRock, Inc. has sole voting power with respect to 4,287,731 shares and sole dispositive power with respect to all of the reported shares. The address of BlackRock Inc. is 50 Hudson Yards, New York, NY 10001.

Communications with Directors
Interested parties may communicate with the board of directors or with an individual director by writing to the board of directors or to the particular director and mailing the correspondence to: Evolus, Inc., 520 Newport Center Drive, Suite 1200, Newport Beach, CA 92660, Attention: Corporate Secretary. We suggest, but do not require, that such submissions include the name and contact information of the interested party. The Corporate Secretary will promptly relay to the addressee all communications that he or she determines require prompt attention and will regularly provide our board of directors with a summary of all substantive communications. The Corporate Secretary will not forward to the board of directors or any individual director junk mail, job inquiries, business solicitations, offensive or materials that he or she otherwise deems inappropriate.

Certain Relationships and Related-Person Transactions
Procedures for Approval of Related Person Transactions
Pursuant to the charter of the audit committee, the audit committee is responsible for reviewing, approving and ratifying in advance any “related person transactions.” For purposes of the charter of the audit committee only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants and had or will have a direct or indirect material interest, involving an amount that exceeds $120,000. A “related person” is any executive officer, director or a holder of more than 5% of any class of our equity, including any of their immediate family members and any entity owned or controlled by such persons. The audit committee will only approve a related person transaction if it determines, upon consideration of all relevant information, the proposed related person transaction is in the best interests of the Company and its stockholders and is fair to the Company.
Our audit committee will review, on an annual basis, the previously approved related person transactions that are continuous in nature to determine whether such transactions should continue.
Related Party Transactions
The following is a description of transactions since January 1, 2024 to which we have been a party, in which the amount involved exceeded or will exceed the lesser of $120,000 and 1% of the average of our total assets at year-end for the last fiscal year, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change-in-control arrangements. The transactions set forth below were approved by the audit committee. We believe we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee.
Employment of David Moatazedi’s Brother-In-Law
Since September 2018, we have employed Mr. Moatazedi’s brother-in-law as a Director, Marketing. He receives compensation commensurate with his level of experience and other employees having similar responsibilities. The total salary paid to Mr. Moatazedi’s brother-in-law for each of 2024 and 2023 was approximately $185,000 and $171,000, respectively. He received 2,905 restricted stock units and 3,905 stock options in 2024, 653 restricted stock units and 6,628 stock options in 2023, and bonuses for 2024 and 2023 performance of approximately $52,200 and $25,100, respectively. He is not considered an officer under Section 16 of the Exchange Act and does not report directly to Mr. Moatazedi.
Medytox Settlement Agreements
As of April 18, 2025, Medytox, Inc., or Medytox, owned 2,136,449 shares of our common stock, or approximately 3.3% of our outstanding shares of common stock. These shares were issued to Medytox in connection with the Medytox/Allergan Settlement Agreements.
In February 2021, we entered into a Settlement and License Agreement with Medytox, and Allergan, Inc. and Allergan Limited, or collectively Allergan, which we refer to as the U.S. Settlement Agreement and another Settlement and License Agreement with Medytox which we refer to as the ROW Settlement Agreement. We refer to the U.S. Settlement Agreement and the ROW Settlement Agreement collectively as the Medytox Settlement Agreements.
Under the Medytox Settlement Agreements, we obtained (i) a license to commercialize, manufacture and to have manufactured for us certain products identified in the Medytox Settlement Agreements, including Jeuveau® (the “Licensed Products”), in the United States and other territories where we license Jeuveau®, (ii) the dismissal of outstanding litigation against us, including an action before the International Trade Commission brought by Medytox, which we refer to as the ITC Action, a rescission of related remedial orders that resulted from the ITC Action, and the dismissal of a civil case in the Superior Court of California against us, which we refer to together with any claims (including claims brought in Korean courts) with a common nexus of fact as the Medytox Actions, and (iii) releases of claims against us for the Medytox Actions. In exchange, from September 17, 2022 to September 16, 2032, we agreed to pay to Medytox a mid-single digit royalty percentage on net sales of Jeuveau® in the United States and all territories we have licensed outside the United States. During 2023 and 2024, we made milestone and royalty payments totaling approximately $14.1 million and approximately $14.9 million to Medytox under the Medytox Settlement Agreements.
Daewoong Agreements

During fiscal year 2023 and parts of fiscal year 2024, Daewoong Pharmaceutical Co., Ltd., or Daewoong, held more than 5% of our outstanding shares. However, as of April 18, 2025, Daewoong owned 3,136,869 shares of our common stock, or approximately 4.9% of our outstanding shares of common stock.
Daewoong License and Supply Agreement
In 2013, we and Daewoong entered into a license and supply agreement, as amended, which we refer to as the Daewoong Agreement, pursuant to which we have an exclusive distribution license to Jeuveau® from Daewoong for aesthetic indications in the United States, European Union, Great Britain, certain members of the European Economic Area, Switzerland, Canada, Australia, New Zealand, and South Africa, as well as co-exclusive distribution rights with Daewoong in Japan. Under the Daewoong Agreement, we are required to make certain minimum annual purchases in order to maintain the exclusivity of the license. These minimum purchase obligations are contingent upon the occurrence of future events, including receipt of governmental approvals and our future market share in various jurisdictions. Under the Daewoong Agreement, Daewoong is responsible for all costs related to the manufacturing of Jeuveau®, including costs related to the operation and upkeep of its manufacturing facility, and we are responsible for all costs related to obtaining regulatory approval, including clinical expenses, and commercialization of Jeuveau®.
In 2023 and 2024, we made payments to Daewoong of $48.2 million and $63.2 million, respectively.
Indemnification Agreements
We enter into indemnification agreements with our directors and executive officers upon their election to office. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
Stockholder Proposals for 2026 Annual Meeting
In order for stockholder proposals for the 2026 Annual Meeting of Stockholders to be eligible for inclusion in the Proxy Statement and form of proxy card for that meeting, we must receive the proposals at our corporate headquarters, 520 Newport Center Drive, Suite 1200, Newport Beach, CA 92660, directed to the attention of our Corporate Secretary, no later than December 26, 2025. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which sets forth the requirements for the inclusion of stockholder proposals in our sponsored proxy materials.
Our Amended and Restated Bylaws set forth the procedures you must follow in order to nominate a director for election or present any other proposal at an annual meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials pursuant to Rule 14a-8 of the Exchange Act. In addition to any other applicable requirements, for a stockholder to properly bring business before the 2026 Annual Meeting of Stockholders, the stockholder must give us notice thereof in proper written form, including all required information, at our corporate headquarters, 520 Newport Center Drive, Suite 1200, Newport Beach, CA 92660, directed to the attention of our Corporate Secretary, no later than the close of business on March 7, 2026, nor earlier than the close of business on February 5, 2026. For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-38381), filed with the SEC on February 12, 2018.
Further, any stockholder who intends to solicit proxies in support of director nominees other than the board of directors’ nominees at our 2026 Annual Meeting of Stockholders must provide written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive Proxy Statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than April 7, 2026. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Amended and Restated Bylaws as described above.
Delivery of Documents to Security Holders Sharing an Address
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, two or more stockholders who share an address and last name and did not receive their proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials or other proxy materials, unless we received contrary instructions from one or more of the applicable stockholders. A number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. This delivery method can reduce our expenses for printing and mailing. Any stockholder of record at a shared address to which a single copy of the 2024 Annual Report and this Proxy Statement was delivered may request a separate copy of the 2024 Annual Report and this Proxy Statement, by (a) calling Investor Relations at (949)

284-4555 or (b) sending a letter to Evolus, Inc., 520 Newport Center Drive, Suite 1200, Newport Beach, CA 92660, to the attention of our Corporate Secretary. Stockholders of record who wish to receive separate copies of these documents in the future may also contact us as stated above. Stockholders of record who share an address and receive two or more copies of the 2024 Annual Report and this Proxy Statement may contact us as stated above to request delivery of a single copy. A stockholder who holds shares in “street name” and who wishes to obtain copies of proxy materials should follow the instructions on the stockholder’s voting instruction form or should contact the holder of record.
Furnishing Annual Report on Form 10-K
We will furnish without charge to each person whose proxy is solicited, upon the written request of such person, a copy of the 2024 Annual Report as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to Evolus, Inc., 520 Newport Center Drive, Suite 1200, Newport Beach, CA 92660, to the attention of our Corporate Secretary.
Other Matters
The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named as the proxy holders to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

/s/Jeffrey Plumer

Jeffrey Plumer
Corporate Secretary

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 4, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EOLS2025**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 4, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐	________________

1. Election of Class I directors for a three-year term.

Nominees

01) David Gill   02) Albert White III

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as Evolus' independent auditor for the year ending December 31, 2025.	☐	☐	☐
3. Approval of, on an advisory basis, the compensation of Evolus' named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000658559_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

EVOLUS, INC.
Annual Meeting of Stockholders
June 5, 2025 8:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Moatazedi and Jeffrey Plumer, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EVOLUS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/EOLS2025 at 8:00 AM, Pacific Time on June 5, 2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000658559_2 R1.0.0.2